UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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IDT Corporation

(Name of Registrant as Specified In Its Charter)

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IDT CORPORATION

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:30 a.m., local time, on Monday, December 17, 2012

PLACE:	Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029

ITEMS OF BUSINESS:	1. To elect five directors, each for a term of one year.

2.      To conduct an advisory vote on executive compensation.

3.      To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

4.      To transact other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE:	You can vote if you were a stockholder of record on October 19, 2012.

PROXY VOTING:	You can vote either in person at the Annual Meeting or by proxy without attending the meeting. See details under the heading “How do I Vote?”

ANNUAL MEETING ADMISSION:	If you are a stockholder of record, a form of personal photo identification must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other written proof of ownership as of October 19, 2012 with you to the Annual Meeting, as well as a form of personal photo identification.

ANNUAL MEETING DIRECTIONS:	You may request directions to the annual meeting via email at invest@idt.net or by calling IDT Investor Relations at (973) 438-3838.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE IDT CORPORATION STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 17, 2012: The Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report are available at:

http://www.idt.net/about/ir/overview.asp

BY ORDER OF THE BOARD OF DIRECTORS

Joyce Mason
Executive Vice President, General Counsel and Corporate Secretary

Newark, New Jersey

November 7, 2012

IDT CORPORATION

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished to the stockholders of record of IDT Corporation, a Delaware corporation (the “Company” or “IDT”) as of the close of business on October 19, 2012, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors”) of proxies for use in voting at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Monday, December 17, 2012 at 10:30 a.m., local time, at the Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029. The shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B common stock, par value $0.01 per share (“Class B Common Stock”), present at the Annual Meeting or represented by the proxies received by telephone, Internet or mail (properly marked, dated and executed) and not revoked, will be voted at the Annual Meeting. This Proxy Statement is being mailed to the Company’s stockholders starting on November 8, 2012.

Solicitation and Voting Procedures

This solicitation of proxies is being made by the Company. The solicitation is being conducted by mail and by e-mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and any reimbursements paid to brokerage firms and others for their expenses incurred in forwarding the solicitation materials regarding the Annual Meeting to the beneficial owners of the Company’s Class A Common Stock and Class B Common Stock. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on October 19, 2012 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Class A Common Stock and Class B Common Stock entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, the Company had 22,838,633 shares outstanding and entitled to vote at the Annual Meeting, consisting of 1,574,326 shares of Class A Common Stock and 21,264,307 shares of Class B Common Stock. The remaining shares issued, consisting of 1,698,000 shares of Class A Common Stock and 2,847,485 shares of Class B Common Stock, are beneficially owned by the Company, and are not entitled to vote or to be counted as present at the Annual Meeting for purposes of determining whether a quorum is present. The shares of stock owned by the Company will not be deemed to be outstanding for determining whether a majority of the votes cast have voted in favor of any proposal.

Stockholders are entitled to three votes for each share of Class A Common Stock held by them and one-tenth of one vote for each share of Class B Common Stock held by them. The holders of Class A Common Stock and Class B Common Stock will vote as a single body on all matters presented to the stockholders. There are no dissenters’ rights of appraisal in connection with any proposal.

How do I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting.

Beneficial holders of the Company’s Class A Common Stock and Class B Common Stock as of the Record Date whose stock is held of record by another party should receive voting instructions from their bank, broker or other holder of record. If a stockholder’s shares are held through a nominee and the stockholder wants to vote at the meeting, such stockholder must obtain a proxy from the nominee record holder authorizing such stockholder to vote at the Annual Meeting.

Stockholders of record should receive a paper copy of our proxy materials and may vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting: by telephone, on the Internet or by mail. To vote by phone, call the toll-free telephone number on the proxy card (1-800-PROXIES), and to vote by Internet, visit www.voteproxy.com. To vote by mail, mark, date and sign the enclosed proxy card and return it in the postage-paid envelope provided. Holders of record may also vote by attending the Annual Meeting and voting by ballot.

All shares for which a proxy has been duly executed and delivered (by telephone, Internet or mail) and not revoked will be voted at the Annual Meeting. If a stockholder of record signs and returns a proxy card but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone, or mail, the persons named as proxies will have the discretion to vote on those matters for you. On the date of filing this Proxy Statement with the SEC, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Can I Change My Vote?

A stockholder of record can revoke his, her or its proxy at any time before it is voted at the Annual Meeting by delivering to the Company (to the attention of Joyce J. Mason, Esq., Executive Vice President, General Counsel and Corporate Secretary) a written notice of revocation or by executing a later-dated proxy by telephone, Internet or mail, or by attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker, or nominee) to be able to vote at the Annual Meeting.

Quorum and Vote Required

The presence at the Annual Meeting of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock (voting together), either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstention votes and any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

The affirmative vote of a majority of the voting power present at the Annual Meeting and casting a vote on the Proposal will be required for the approval of the election of any director (Proposal No. 1), and for the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal No. 2). This means that the number of votes cast “for” a director nominee or Proposal No. 2 must exceed the number of votes cast “against” that nominee or Proposal No. 2. Abstentions are not counted as votes “for” or “against” these proposals. Proposal No. 3 asks stockholders to express a preference among three possible choices - as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. Accordingly, abstentions will not be counted as expressing any preference. If a plurality of the votes cast on this matter at the Annual Meeting is cast in favor of advisory votes on executive compensation every three years, the Company would adopt this approach.

Under New York Stock Exchange rules, without voting instructions from the beneficial owner, brokers may not vote shares on non-routine matters. The election of directors (Proposal No. 1), the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal No. 2) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3) are all non-routine matters. In the absence of voting instructions from the beneficial owner, a broker non-vote may occur. In the event of a broker non-vote or an abstention with respect to any proposal coming before the Annual Meeting, the shares represented by the relevant proxy will not be deemed to be present and entitled to vote on those proposals for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which a majority is calculated.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote will be required for other matters that may properly come before the meeting.

Stockholders Sharing the Same Address

We are sending only one copy of the Annual Report and Proxy Statement to stockholders of record who share the same last name and address, unless they have notified the Company that they want to continue to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printings and postage costs. However, if any stockholder residing at such address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact Joyce J. Mason, Esq., Corporate Secretary, IDT Corporation, 520 Broad Street, Newark, New Jersey 07102, or by phone at (973) 438-1000, and we will promptly forward to such stockholder a separate Annual Report or Proxy Statement. The contact information above may also be used by members of the same household currently receiving multiple copies of the Annual Report and Proxy Statement in order to request that only one set of materials be sent in the future.

References to Fiscal Years

The Company’s fiscal year ends on July 31 of each calendar year. Each reference to a Fiscal Year refers to the Fiscal Year ending in the calendar year indicated (e.g., Fiscal 2012 refers to the Fiscal Year ended July 31, 2012).

CORPORATE GOVERNANCE

Introduction

The Company has in place a comprehensive corporate governance framework that reflects the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and the corporate governance-related listing requirements of the New York Stock Exchange. Consistent with the Company’s commitment to strong corporate governance, the Company does not rely on the exceptions from the New York Stock Exchange’s corporate governance listing requirements available to it because it is a “controlled company,” except as described below with regard to (i) the composition of the Nominating Committee and (ii) the Company not having a single Nominating/Corporate Governance Committee.

In accordance with Sections 303A.09 and 303A.10 of the New York Stock Exchange Listed Company Manual, the Company has adopted a set of Corporate Governance Guidelines and a Code of Business Conduct

and Ethics, the full texts of which are available for your review in the Governance section of our website at http://www.idt.net/about/ir/overview.asp and which also are available in print to any stockholder upon written request to the Corporate Secretary.

The Company qualifies as a “controlled company” as defined in Section 303A of the New York Stock Exchange Listed Company Manual, because more than 50% of the voting power of the Company is controlled by one individual, Howard S. Jonas, who serves as Chief Executive Officer and Chairman of the Board of Directors. Notwithstanding that being a “controlled company” entitles the Company to exempt itself from the requirement that a majority of its directors be independent directors and that the Compensation Committee and Corporate Governance Committee be comprised entirely of independent directors, the Board of Directors has determined affirmatively that a majority of the members of the Board of Directors and the director nominees are independent in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual and that the Compensation Committee and the Corporate Governance Committee are in fact comprised entirely of independent directors. As a “controlled company,” the Company may, and has chosen to, exempt itself from the New York Stock Exchange requirement that it have a single Nominating/Corporate Governance Committee composed entirely of independent directors. As noted above, and discussed in greater detail below, the Board of Directors maintains a separate Corporate Governance Committee comprised entirely of independent directors, and a Nominating Committee comprised of the Chairman of the Board of Directors and one independent director.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Corporate Governance Committees, must meet the independence requirements set forth therein. The full text of the Corporate Governance Guidelines, including the independence requirements, is available for your review in the Governance section of our website at http://www.idt.net/about/ir/overview.asp. For a director to be considered independent, the Board of Directors must determine that a director meets the Independent Director Qualification Standards set forth in the Corporate Governance Guidelines, which comply with the New York Stock Exchange definitions of independent, and is free from any material relationship with the Company and its executive officers. The Board of Directors considers all relevant facts and circumstances known to it in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation or significant financial interest. In addition to considering all relevant information available to it, the Board of Directors uses the following categorical Independent Director Qualification Standards in determining the “independence” of its directors:

1. During the past three years, the Company shall not have employed the director, or, except in a non-officer capacity, any of the director’s immediate family members;

2. During the past three years, the director shall not have received, and shall not have an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.(a) The director shall not be a current partner or employee of a firm that is the Company’s internal or external auditor, (b) the director shall not have an immediate family member who is a current partner of such firm, (c) the director shall not have an immediate family member who is a current employee of such firm and personally works on the Company’s audit, and (d) neither the director nor any of his or her immediate family members shall have been, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

4. Neither the director, nor any of his or her immediate family members, shall be, or shall have been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation (or equivalent) committee; and

5. The director shall not be a current employee and shall not have an immediate family member who is a current executive officer of a company (excluding tax exempt organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three Fiscal Years, exceeds the greater of (a) $1 million or (b) two percent of the consolidated gross revenues of such other company. The Corporate Governance Committee will review the materiality of such relationship to tax exempt organizations to determine if such director qualifies as independent.

Based on the review and recommendation of the Corporate Governance Committee, the Board of Directors has determined that each of Lawrence E. Bathgate, Eric Cosentino, and Judah Schorr is independent in accordance with the Corporate Governance Guidelines and, thus, that a majority of the current Board of Directors, a majority of the director nominees, and each member or nominee intended to become a member of the Audit, Compensation and Corporate Governance Committees is independent. As used herein, the term “non-employee director” shall mean any director who is not an employee or consultant of the Company, and who is deemed to be independent by the Board of Directors. Therefore, neither Howard Jonas nor Bill Pereira is a non-employee director. None of the non-employee directors had any relationships with the Company that the Corporate Governance Committee was required to consider when reviewing independence.

Director Selection Process

The Nominating Committee will consider director candidates recommended by the Company’s stockholders. Stockholders may recommend director candidates by contacting the Chairman of the Board as provided under the heading “Director Communications.” The Nominating Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming elections and actual or expected board vacancies. All candidates, including those recommended by stockholders, are evaluated on the same basis in light of the entirety of their credentials and the needs of the Board of Directors and the Company. Of particular importance is the candidate’s wisdom, integrity, ability to make independent analytical inquiries, understanding of the business environment in which the Company operates, as well as his or her potential contribution to the diversity of the Board of Directors and his or her willingness to devote adequate time to fulfill duties as a director. Under “Proposal No. 1—Election of Directors” below, we provide an overview of each nominee’s experience, qualifications, attributes and skills that led the Nominating Committee and the Board of Directors to determine that each nominee should serve as a Director.

Director Communications

Stockholders and other interested parties may communicate with: (i) the Board of Directors, by contacting the Chairman of the Board; (ii) the non-employee directors, by contacting the Lead Independent Director; and (iii) the Audit, Compensation, Corporate Governance or Nominating Committees of the Board of Directors, by contacting the respective chairmen of such committees. All communications should be in writing, should indicate in the address whether the communication is intended for the Lead Independent Director, the Chairman of the Board, or a Committee Chairman, and should be directed care of IDT Corporation’s Corporate Secretary, Joyce J. Mason, Esq., Stockholder Communications, IDT Corporation, 520 Broad Street, Newark, New Jersey 07102.

The Corporate Secretary will relay correspondence (i) intended for the Board of Directors, to the Chairman of the Board, who will, in turn, relay such correspondence to the entire Board of Directors, (ii) intended for the non-employee directors, to the Lead Independent Director, and (iii) intended for the Audit, Compensation, and Corporate Governance Committees, to the Chairmen of such committees.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

•	Obscene materials;

•	Unsolicited marketing or advertising material or mass mailings;

•	Unsolicited newsletters, newspapers, magazines, books and publications;

•	Surveys and questionnaires;

•	Resumes and other forms of job inquiries;

•	Requests for business contacts or referrals;

•	Material that is threatening or illegal; or

•	Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in his or her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

•	Routine questions, service and product complaints and comments that can be appropriately addressed by management; and

•	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

The Board of Directors held ten meetings in Fiscal 2012. In Fiscal 2012, each of the Company’s directors attended or participated in 75% or more of the aggregate of (i) the total number of regularly scheduled meetings of the Board of Directors held during the period in which each such director served as a director and (ii) the total number of regularly scheduled meetings held by all committees of the Board of Directors during the period in which each such director served on such committees.

Directors are encouraged to attend the Company’s annual meetings of stockholders, and the Company generally schedules a meeting of the Board of Directors on the same date and at the same place as the annual meeting of stockholders to encourage director attendance. All of the members constituting the Board of Directors at the time of the annual meeting of stockholders for Fiscal 2011 attended the 2011 annual meeting of stockholders.

Board of Directors Leadership Structure and Risk Oversight Role

The Company maintained separate positions of Chairman of the Board and Chief Executive Officer from August 2001 to October 2009, when James A. Courter served as the Chief Executive Officer of the Company and Howard S. Jonas served as the Chairman of the Board. Since the end of Mr. Courter’s tenure as Chief Executive Officer, Howard Jonas has filled the position of Chief Executive Officer, in addition to his role as Chairman of the Board. The Board of Directors’ decision was based on Howard Jonas’ leadership skills and his knowledge of the Company’s businesses since its inception. As Chairman of the Board, Howard Jonas provides overall leadership to the Board of Directors in its oversight function while, as Chief Executive Officer, he provides leadership in respect to the day-to-day management and operation of the Company’s businesses. Howard Jonas’ service as both Chairman of the Board and Chief Executive Officer creates a critical link between management and the Board of Directors. The risk management oversight roles of the Compensation, Audit and Corporate Governance Committees discussed below, which are comprised solely of independent directors, provide an appropriate and effective balance to the combined Chairman of the Board and Chief Executive Officer role.

Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that the non-employee directors of the Company meet without management at regularly scheduled executive sessions. These executive sessions are held at every regularly scheduled meeting of the Board of Directors. Eric F. Cosentino, an independent director and the “Lead Independent Director,” serves as the presiding director of these executive sessions and has served in that capacity since December 17, 2009. The Board of Directors determined that the role of Lead Independent Director was important to maintain a well-functioning Board of Directors that objectively assesses management’s proposals.

The Board of Directors and each of its committees conduct annual self-assessments in private executive sessions to review and monitor their respective continued effectiveness. As part of its Fiscal 2012 self-assessment exercise, the Board of Directors determined, among other things, that its size, composition and structure were appropriate.

The Board of Directors as a whole, and through its committees, has responsibility for the oversight of risk management, including the review of the policies with respect to risk management and risk assessment. With the oversight of the full Board of Directors, the Company’s senior management is responsible for the day-to-day management of the material risks the Company faces. The Board of Directors is required to satisfy itself that the risk management process implemented by management is adequate and functioning as designed.

Each of the Audit, Compensation and Corporate Governance Committees oversees certain aspects of risk management and reports its respective findings to the full Board of Directors on a quarterly basis, and as is otherwise needed. The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of the risk-related internal controls, internal investigations, and security risks, generally. The Compensation Committee oversees risks related to compensation policies and practices. The Corporate Governance Committee oversees our Corporate Governance Guidelines and governance-related risks, such as board independence, as well as senior management and director succession planning.

Board Committees

The Board of Directors has established an Audit Committee, a Nominating Committee, a Compensation Committee and a Corporate Governance Committee.

The Audit Committee

The Audit Committee consists of Lawrence Bathgate (Chairman), Eric Cosentino and Judah Schorr, and is responsible for, among other things, the appointment, compensation, removal and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and is also available in print to any stockholder upon request to the Corporate Secretary. The Audit Committee held ten meetings during Fiscal 2012. The Board of Directors has determined that (i) all of the members of the Audit Committee are independent within the meaning of the Section 303A.07(b) and Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b) under the Securities Exchange Act of 1934, and (ii) that Mr. Bathgate qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Nominating Committee

The Nominating Committee is responsible for overseeing nominations to the Board of Directors, including: (i) developing the criteria and qualifications for membership on the Board of Directors, (ii) recommending candidates to fill new or vacant positions on the Board of Directors, and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. A summary of new director qualifications can be found under the heading “Director Selection Process.” The Nominating Committee currently consists of Howard S. Jonas (Chairman) and Eric Cosentino. The Board of Directors has determined that Eric Cosentino is independent in accordance with Section 303A.04 of the New York Stock Exchange Listed Company Manual. Howard Jonas is not independent. The Company, as a “controlled company,” is exempt from the requirement to maintain an independent nominating committee pursuant to Section 303A.00 of the New York Stock Exchange Listed Company Manual. The Nominating Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Nominating Committee held two meetings in Fiscal 2012. On October 31, 2011, Bill Pereira was recommended by the Nominating Committee to fill a vacancy resulting from the resignations of W. Wesley Perry and James A. Courter from the Board of Directors. The Board of Directors decreased the size of the Board of Directors to five members. Mr. Pereira became a member of the Board of Directors on October 31, 2011.

The Compensation Committee

The Compensation Committee is responsible for, among other things, reviewing, evaluating and approving all compensation arrangements for the executive officers of the Company, evaluating the performance of executive officers, administering the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, and, its predecessor, the 1996 Stock Option and Incentive Plan, as amended and restated, and recommending to the Board of Directors the compensation for Board members, such as retainers, committee and other fees, stock option, restricted stock and other stock awards, and other similar compensation as deemed appropriate. The Compensation Committee confers with the Company’s executive officers when making the above determinations. The Compensation Committee currently consists of Messrs. Bathgate (Chairman), Cosentino and Schorr. The Compensation Committee held eight meetings during Fiscal 2012. The Compensation Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

Beginning in Fiscal 2010, the Compensation Committee adopted Company-wide goals and objectives for the fiscal year to be used as a guide when determining annual bonus payments to executive officers after the end of the fiscal year. The Compensation Committee reviews the goals and objectives at the end of the fiscal year to determine the amounts of annual cash bonuses to be awarded to executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee have served as an officer or employee of the Company or have any relationship with the Company that is required to be disclosed under the heading “Related Person Transactions.”

The Corporate Governance Committee

The Corporate Governance Committee is responsible for, among other things, reviewing and reporting to the Board of Directors on matters involving relationships among the Board of Directors, the stockholders and senior management. The Corporate Governance Committee (i) reviews the Corporate Governance Guidelines and other policies and governing documents of the Company and recommends revisions as appropriate, (ii) reviews any potential conflicts of interest of independent directors, (iii) reviews and monitors related person transactions, (iv) oversees the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee and (v) reviews and determines director independence, and makes recommendations to the Board of Directors regarding director independence. The Corporate Governance Committee currently consists of Messrs. Cosentino (Chairman), Bathgate and Schorr. The Corporate Governance Committee held five meetings in Fiscal 2012. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, http://www.idt.net/about/ir/overview.asp, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors has determined that all of the members of the Corporate Governance Committee are independent within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

2012 COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Annual compensation for non-employee directors for Fiscal 2012 was comprised of equity compensation, consisting of awards of restricted Class B Common Stock, and cash compensation. Each of these components is described in more detail below.

Director Equity Grants

Pursuant to the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, each non-employee director of the Company who is deemed to be independent will receive, on each January 5th (or the next business day thereafter), an automatic grant of 4,166 shares of restricted Class B Common Stock, which vest immediately upon grant. In addition, each non-employee director who serves as a member of one or more committees of the Board of Directors of the Company as of January 5th (or the next business day thereafter) will receive an additional annual automatic grant of 4,166 shares of Class B Common Stock (without duplicate grants for serving on multiple committees). A new director who becomes a member of the Board of Directors during the course of the calendar year receives an automatic grant on the date that he or she becomes a director in the amounts specified above, pro rated based on the calendar quarter of the year in which such person became a director. The stock is granted on a going forward basis, before the director completes his or her service for the calendar year. All such grants of stock to non-employee directors are subject to certain terms and conditions described in the Company’s 2005 Stock Option and Incentive Plan, as amended and restated.

Director Board Retainers

Each non-employee director of the Company who attended at least 75% of the regularly scheduled meetings of the Board of Directors during a calendar year receives an annual cash retainer of $50,000. Such payment is made in January following the calendar year in which the non-employee director attended at least 75% of the regularly scheduled meetings of the Board of Directors. The annual cash retainer is pro-rated (by calendar quarter based on the calendar quarter when service on the Board of Directors began or ended) for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable board meetings for such partial calendar year. The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances.

Committee Fees

Non-employee directors who serve on committees of the Board of Directors, and were members of the Board of Directors prior to October 2012, receive the following annual fees: $25,000 for service on the Audit Committee, $15,000 for service on the Compensation Committee and $10,000 for service on the Corporate Governance Committee. Committee fees are paid quarterly to committee members who attend at least 75% of the meetings of each committee’s regularly scheduled meetings during a calendar quarter. In October 2012, the Board determined that any future non-employee directors, other than the then-serving non-employee directors, will not receive annual cash fees for committee service. The members of the Nominating Committee do not receive payment from the Company for their service on this committee.

Lead Independent Director

There is no additional compensation for the Lead Independent Director. Eric Cosentino has served as the Lead Independent Director since December 17, 2009.

2012 Director Compensation Table

The following table lists Fiscal 2012 compensation for any person who served as a non-employee director during Fiscal 2012. This table does not include compensation to Howard S. Jonas or Bill Pereira as they are also employees of the Company, or Mr. Courter, who received $250,000 in compensation as an advisor to the

Company, and none of such individuals received additional compensation for service as a director. Messrs. Perry and Courter resigned from the Board of Directors on October 28, 2011 in connection with the spin-off of the Company’s subsidiary, Genie Energy Ltd. and serve on the board of directors of Genie.

Name	Dates of Board Service During Fiscal 2012	Fees Earned or Paid in Cash ($)		Stock Awards ($)		All Other Compensation ($)		Total ($)
Lawrence E. Bathgate II	08/01/2011 – 07/31/2012	$100,000	(1)	$75,071	(3)	$1,437	(4)	$176,508
Eric F. Cosentino	08/01/2011 – 07/31/2012	$100,000	(1)	$75,071	(3)	$1,437	(4)	$176,508
W. Wesley Perry	08/01/2011 – 10/28/2011	$20,833	(2)	$—		$—		$20,833
Judah Schorr	08/01/2011 – 07/31/2012	$100,000	(1)	$75,071	(3)	$1,437	(4)	$176,508
James A. Courter	08/01/2011 – 10/28/2011	$—		$—		$62,500	(5)	$62,500

(1)	Consists of (a) $50,000, which represents the annual Board of Directors retainer earned in Fiscal 2012 and (b) $50,000, which represents committee fees earned for committee meetings and committee retainers during Fiscal 2012.
(2)	Represents a portion of the annual Board of Directors retainer earned in Fiscal 2012 (for service from August 1, 2012 until October 28, 2012).
(3)	Represents the grant date fair value of an award of 8,332 shares of the Company’s Class B Common stock on January 5, 2012, computed in accordance with FASB ACS Topic 718R.
(4)	Represents dividends paid after the January 5, 2012 grant date during Fiscal 2012 ($.30) on 8,332 shares of vested Class B Common Stock that were granted to the non-employee director.
(5)	Reflects $62,500 received in compensation as an advisor to the Company from August 1, 2012 until October 28, 2012. Mr. Courter did not receive any compensation for his service as a director.

As of July 31, 2012, non-employee directors held the following shares of Class B Common Stock granted for their service as directors. No non-employee directors held any options to purchase shares of the Company capital stock as of July 31, 2012.

Name	Class B Common Stock
Lawrence E. Bathgate, II	16,664
Eric F. Cosentino	8,396
Judah Schorr	38,955

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

On December 14, 2006, the Board of Directors adopted a Statement of Policy with respect to Related Person Transactions, which was administered by the Audit Committee until March 13, 2008, at which time the Board of Directors transferred such administration to the Corporate Governance Committee. This policy initially covered any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. Related Persons include directors, director nominees, executive officers, any beneficial holder of more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons. On April 19, 2010, the Board of Directors expanded the scope of the policy to include transactions which, despite not meeting all of the criteria set forth above, would otherwise be considered material to investors based on qualitative factors, as determined by the Corporate Governance Committee with input from the Company’s management and advisors. Transactions that fall within the definition are considered by the Corporate Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company and its stockholders. If the Company becomes aware of an existing Related Person Transaction that has not been approved under this Policy, the matter will be referred to the Corporate Governance Committee. The Corporate Governance Committee will evaluate all options available, including ratification, revision or termination of such transaction.

Transactions with Related Persons, Promoters and Certain Control Persons

All of the following ongoing Related Person Transactions were approved in accordance with the policy described above:

There is a father/son relationship between Howard S. Jonas, Chairman of the Board, Chief Executive Officer and controlling stockholder, and Samuel (Shmuel) Jonas, Chief Operating Officer. Howard Jonas’ and Shmuel Jonas’ compensation during Fiscal 2012 are set forth in the Summary Compensation Table below.

There is a brother/sister relationship between Howard S. Jonas, Chairman of the Board, Chief Executive Officer and controlling stockholder, and Joyce J. Mason, Executive Vice President, General Counsel and Corporate Secretary. Howard Jonas’ and Joyce Mason’s compensation during Fiscal 2012 are set forth in the Summary Compensation Table.

IDT Domestic Telecom, Inc., a subsidiary of the Company, leases space at 3220 Arlington Avenue, Bronx NY. The property is owned by Arlington Suites, LLC, a company owned by Shmuel Jonas and Howard Jonas. The initial lease was signed in August 2009, after the Company completed the move of most of its operations to 550 Broad Street, Newark, NJ and found that it did not have sufficient space to house the Union Telecard Alliance business. The original lease covered 3,304 square feet of office space, 1,660 square feet of storage space and 10 parking spaces. IDT Domestic Telecom paid $135,100 per year for a two year occupancy, which commenced in May 2010, and $66,080 in build out costs, all of which was paid at inception. The space occupied by IDT Domestic Telecom was modified over the course of the lease period and the rent was adjusted lower on a pro rata basis. The initial lease expired at the end of April 2012, but IDT Domestic Telecom continued to occupy the space. For the six month period from May 1, 2012 until October 31, 2012, IDT Domestic Telecom was charged a total of $34,513. The parties entered into a new lease, which became effective November 1, 2012 and has a one-year term, with a one-year renewal option for IDT Domestic Telecom with the same terms. The new lease covers 1,465 square feet of office space, at an annual rental rate of $25 per square foot, 1,240 square feet of storage space, at an annual rental rate of $15 per square foot, and five parking spaces, at a monthly rental rate of $230 per space, for a total annual rent of $69,025. The Company has determined that the space is well suited and located to meet the needs of IDT Domestic Telecom, and that the terms of the lease, including the rental price, are in accord with the terms for comparable commercial space in the area.

On October 28, 2011, the Company spun off its subsidiary, Genie Energy Ltd. (“Genie”). In connection with the spin-off, the Company and Genie entered into a Transition Services Agreement, dated October 28, 2011 (the “TSA”), pursuant to which the Company provides certain services to Genie, which is controlled by Howard S. Jonas, and Genie provides certain services to the Company. The services provided by the Company include, but are not limited to, services relating to human resources, employee benefits administration, finance, accounting, tax, internal audit, facilities, investor relations and legal. Furthermore, the Company granted Genie a license to use the IDT name for its retail energy business. Genie paid IDT a total of $2,035,605 for services provided by IDT pursuant to the TSA since the date of the spin-off to July 31, 2012. IDT paid Genie a total of $21,747 for services provided by Genie pursuant to the TSA since the date of the spin-off to July 31, 2012. As of July 31, 2012, Genie owed the Company $300,346.

IDT Energy, Inc. (a subsidiary of Genie Energy Ltd.), through PSE&G, supplies electricity to IDT’s facility at 225 Old New Brunswick Rd., Piscataway, NJ, and gas and electricity to IDT’s facilities in Newark, NJ at the same or better rates that IDT Energy charges its other customers. Howard S. Jonas, Chairman of the Board, Chief Executive Officer and controlling stockholder of the Company, is the Chairman of the Board and controlling stockholder of Genie Energy Ltd. The average amount billed by IDT Energy, Inc. to the Company, through PSE&G, is approximately $48,000 a month.

Alex Aronoff, son-in-law of David Lando, is an employee of IDT Telecom, Inc. as a senior manager in project management with an annual salary of $149,500. Mr. Aronoff’s total compensation during Fiscal 2012 was $145,000.

On July 9, 2012, Michael Stein, son-in-law of Howard Jonas and brother-in-law of Shmuel Jonas, was hired by IDT Telecom, Inc. as Vice President-Corporate Development. Michael Stein’s salary is less than $120,000 per annum.

On August 1, 2012, David Jonas, son of Howard Jonas and brother of Shmuel Jonas, was hired by IDT as Vice President-Business Development. David Jonas’ salary is less than $120,000 per annum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock or the Class B Common Stock of the Company, (ii) each of the Company’s directors, director nominees, and the Named Executive Officers, and (iii) all directors, Named Executive Officers and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of October 19, 2012 and all shares are owned directly. Percentage ownership information is based on the following amount of outstanding shares: 1,574,326 shares of Class A Common Stock and 21,143,970 shares of Class B Common Stock. The ownership numbers reported for Howard Jonas assume the conversion of all 1,547,326 currently outstanding shares of Class A Common Stock into Class B Common Stock.

Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock		Percentage of Aggregate Voting Power[d]
Howard S. Jonas	4,871,705	(1)	21.3%		73.8%
520 Broad Street Newark, NJ 07102
The Vanguard Group, Inc.	1,305,057	(2)	6.14%		1.91%
P.O. Box 2600 Valley Forge, Pennsylvania 19482-2600
Marcelo Fischer	46,976	(3)
Bill Pereira	87,490	(4)	*		*
Shmuel Jonas	67,692	(5)	*		*
Joyce J. Mason	69,712	(6)	*		*
Liore Alroy	79,633	(7)	*		*
Lawrence E. Bathgate, II	8,332		*		*
Eric F. Cosentino	396		*		*
Judah Schorr	38,955		*		*
All directors, Named Executive Officers and other executive officers as a group (12) persons)	5,319,942	(8)	23.16	%(9)	74.25%

*	Less than 1%.
d	Voting power represents combined voting power of Class A Common Stock (three votes per share) and Class B Common Stock (one-tenth of one vote per share). Excludes stock options.
(1)

Consists of an aggregate of (a) 1,574,326 shares of Class A Common Stock held by Howard Jonas directly; and (b) 3,297,379 shares of Class B Common Stock, specifically (i) 526,694 shares of Class B Common Stock held by Howard Jonas directly, (ii) an aggregate of 7,780 shares of Class B Common Stock beneficially owned by custodial accounts for the benefit of certain of the children of Howard Jonas (of which Howard Jonas is the custodian), (iii) 1,269,427 owned by the Howard S. Jonas 2009 Annuity Trust II, (iv) 1,491,579 shares of unvested restricted Class B Common Stock held by Howard Jonas directly and (v) 1,899 shares of Class B Common Stock held by Howard Jonas in his 401(k) plan account as of September 30, 2012. Howard Jonas, with his wife Deborah Jonas, is the co-trustee of the Howard S. Jonas 2009 Annuity Trust II. The foregoing also does not include 303,641 shares of Class B Common Stock owned by the Jonas Foundation and 378,433 shares of Class B Common Stock owned by the Howard S. and Deborah Jonas Foundation, Inc., as Howard Jonas does not beneficially own these shares. The foregoing does not include an aggregate of 1,502,619 shares of Class B Common Stock beneficially owned by trusts for the benefit of the children of Howard Jonas, as Howard Jonas does not exercise or share investment control of these shares.

(2)	According to a Form 13F calculating the number of shares held as of June 30, 2012.
(3)	Consists of (a) 15,000 shares of restricted Class B Common Stock, (b) 1,421 shares of Class B Common Stock held by Mr. Fischer in his 401(k) plan account as of September 30, 2012, and (c) 30,555 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(4)	Consists of (a) 11,597 shares of Class B Common Stock held directly, (b) 61,000 shares of restricted Class B Common Stock (c) 666 shares of Class B Common Stock purchased through the Company’s Employee Stock Purchase Program, (d) 1,421 shares of Class B Common Stock held by Mr. Pereira in his 401(k) plan account as of September 30, 2012, and (e) 12,806 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(5)	Consists of (a) 53,500 restricted shares of Class B Common Stock, (b) 12,906 shares of Class B Common Stock owned directly, and (c) 1,556 shares of Class B Common Stock owned by Shmuel Jonas’ wife.
(6)	Consists of (a) 17,790 shares of Class B Common Stock held directly, (b) 2,182 shares of Class B Common Stock held by Ms. Mason’s husband, (c) 3,900 shares of Class B Common Stock held by Ms. Mason’s son, (d) 3,500 shares of Class B Common Stock held by Ms. Mason’s daughter, (e) 11,666 shares of restricted Class B Common Stock (f) 1,396 shares of Class B Common Stock purchased through the Company’s Employee Stock Purchase Program, (g) 2,023 shares of Class B Common Stock held by Ms. Mason in her 401(k) plan account as of September 30, 2012, and (h) 27,255 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(7)	Consists of (a) 14,982 shares of Class B Common Stock held directly, (b) 36,000 shares of restricted Class B Common Stock, (c) 254 shares of Class B Common Stock held by Mr. Alroy in his 401(k) plan account as of September 30, 2012, and (d) 28,397 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(8)	Consists of the shares and options set forth above with respect to the Named Executive Officers and directors (including Howard Jonas’ shares of Class A Common, which are convertible into Class B Common Stock), and the following shares of Class B Common Stock held by other executive officers: (a) 979 shares of Class B Common Stock, (b) 26,833 shares of restricted Class B Common Stock, (b) 2,768 shares of Class B Common Stock held in their 401(k) plan account as of September 30, 2012, and (c) 37,606 shares of Class B Common Stock of the Company issuable upon the exercise of stock options exercisable within 60 days.
(9)	Assumed conversion of all of the shares of Class A Common Stock into shares of Class B Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent or more of a registered class of the Company’s equity securities are required to file reports of ownership and changes in ownership, on a timely basis, with the SEC and the New York Stock Exchange. Based on material provided to the Company, the Company believes that all such required reports were filed on a timely basis in Fiscal 2012.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2012 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in IDT’s 2012 Proxy Statement.

Lawrence E. Bathgate, II, Chairman

Eric Cosentino

Judah Schorr

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission (the “SEC”) under the Act or under the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2012, which we refer to as the Form 10-K. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in the Form 10-K. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

It is the responsibility of the Compensation Committee of our board of directors to oversee our general compensation policies; to determine the base salary and bonus to be paid each year to each of our executive officers; to oversee our compensation policies and practices as they relate to our risk management; and to determine the compensation to be paid each year to our non-employee directors for service on our board of directors and the various committees of our board of directors. In addition, the Compensation Committee administers our Stock Option and Incentive Plan with respect to restricted stock and stock option grants or other equity-based awards made to our executive officers. Further, certain individuals have received grants of equity in certain of our subsidiaries. Shares of restricted stock are granted to our non-employee directors automatically under our Stock Option and Incentive Plan on an annual basis.

Elements of Compensation

The three broad components of our executive officer compensation are base salary, annual cash incentive bonus awards, and long term equity-based incentive awards. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers, as well as the Company as a whole, in the context of our overall compensation policy. Additionally, the Compensation Committee, in conjunction with our board, reviews the relationship of executive compensation to corporate performance generally and with respect to specific enumerated goals that are established by the Compensation Committee early in each fiscal year. The Compensation Committee believes that our current compensation plans are serving their intended purposes and are functioning reasonably. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

Company Performance

During Fiscal 2012, the Company operated in accordance with its business plan, and delivered strong performance that exceeded the budgeted amounts in most categories. Revenue increased by 11.5% compared to Fiscal 2011. Net income attributable to IDT increased to $38.6 million, compared to $26.8 million in the prior year, and diluted earnings per share were $1.75 compared to Fiscal 2011’s $1.19. IDT Telecom’s minutes of use increased by 17.3% year over year. The improvements in revenue and bottom line were driven by growth at IDT Telecom’s Retail Communications and Wholesale Termination Services lines of business, as well as modest growth in its Payment Services line of business, and were delivered consistently over the course of the year compared to the corresponding periods in the prior year. Declines in sales of traditional disposable prepaid calling cards were more than offset by growth of other products and services, particularly sales over the Company’s Boss Revolution platform. In addition, both Fabrix and Zedge delivered year over year increases in revenue.

In connection with the spin-off of Genie, IDT’s cash balances were reduced by $106 million. Excluding that event, IDT’s cash and cash equivalents increased by $11.4 million over the course of Fiscal 2012. In Fiscal 2012, IDT paid an aggregate of approximately $15 million in dividends to its stockholders, and repurchased 269,148 shares of its Class B Common Stock for $2.6 million.

Compensation Structure, Philosophy and Process

Our executive compensation structure is designed to attract and retain qualified and motivated personnel and align their interests with the short-term and long-term goals of the Company and with the best interests of our stockholders. Our compensation philosophy is to provide compensation to attract the individuals necessary for our current needs and planned organic growth and changes in operations, as well as for the business units that represent longer-term growth initiatives, and provide them with the proper incentives to motivate those individuals to achieve our long-term plans.

The base salary levels we pay to each of our Named Executive Officers are based on the responsibilities undertaken by the respective individuals, if applicable, the business unit managed and its complexity and role within the Company, and the market place for employment of people of similar skill and background. The base salaries paid are determined by discussions with the covered individual and his manager and budgetary considerations and approved by the relevant members of our senior management and, in the case of executive officers and certain other key, highly compensated individuals, our Compensation Committee.

Incentive compensation is designed to reward contributions to achieving the Company’s goals for the current period and for the longer term. Cash bonuses are awarded based upon goals that are set out early in each fiscal year. Those goals are set for the Company and for specific operating divisions, and are designed to set forth achievable goals for the current performance of the Company and its business units and for current contributions to long-term initiatives. The levels of bonuses paid to individual executives are based on the Company meeting the goals and metrics outlined, the individual’s role in achieving those goals, if relevant, the performance of the business unit over which the individual exercised management, and other accomplishments during the year that were deemed relevant in specific instances. Following the end of a fiscal year, our management sets Company-wide bonus levels for the fiscal year then ended, based on Company performance and available resources. The proposed bonuses are then presented to the Compensation Committee. The bonus amounts awarded to executive officers are the result of subjective determinations made by the relevant members of management and the Compensation Committee with respect to each subject individual, based on Company and individual performance, particularly relative to the performance factors set by the Compensation Committee for the fiscal year, and levels relative to the bonuses of other personnel and officers. Individual bonus levels are not determined based on previously established formulae, targets or ranges, though prior year levels, performance versus budgets and similar figures may serve as guidelines for bonuses for certain executives, and individuals and their direct supervisors may use target figures in initiating discussions of bonus levels.

Executive officers are eligible to receive cash bonuses of up to 100% of base salary (or up to 120% or higher upon extraordinary performance) based upon performance, including the specific financial and other goals set by the Compensation Committee, which goals are Company-wide, specific to a business unit or specific to an executive and his area of responsibility, as well as specific extraordinary accomplishments by such officers during the relevant period. Specific bonuses will depend on the individual achievements of executives and their contribution to achievement of the enumerated goals. These goals are approved by the Compensation Committee.

In connection with the spin-off of Genie Energy from IDT in October 2011, it was agreed between IDT and Genie Energy that Howard Jonas’ base salary (which, in accordance with his employment agreement (as amended and restated) described below provides that substantially all of his base compensation through December 31, 2013 be paid in Common Stock of IDT that was granted in 2008 and vests through 2013) would be paid by IDT, while Genie Energy would be responsible for paying his bonus compensation through the remainder of the term of the employment agreement. Accordingly, for Fiscal 2012 (which bonus would be payable in Fiscal 2013), Howard Jonas is not eligible to receive cash bonus compensation from IDT.

Equity grants are made in order to provide longer term incentive compensation and to better align the interests of our executives with our stockholders. Executives have been granted equity interests in the Company and, in limited circumstances, with regard to individuals whose areas of responsibility focus on specific operations or who have contributed in significant ways to specific subsidiaries, in those subsidiaries, so as to better incentivize and reward the executives for the results of their efforts.

Compensation Decisions Made in Fiscal 2012

Goals and Performance

For Fiscal 2011, IDT’s compensation committee set the following goals for company and executive performance: (i) meet or exceed Budgeted EBITDA of $34.2 million Company-wide, (ii) generate positive operating cash flow, (iii) secure additional financing for IEI’s development efforts, (iv) evaluate and execute financing for IDT Telecom, (v) extend the IDT Energy financing arrangement with BP, (vi) reduce the carrying cost of the 520 Broad Street headquarters building through leasing, selling or restructuring, and (vi) complete the internal restructuring and separation of business units in preparation of the Genie spin-off.

In Fiscal 2012—management presented its results for Fiscal 2011 relative to such goals to t IDT’s Compensation Committee: (i) IDT recorded EBITDA of $37.6 million, exceeding the target by 9.9%, (ii) IDT had operating cash flow of $61.9 million and total cash flow of $30.5 million, including payment of $15 million in dividends and expending $7.5 million in buying back stock, (iii) Genie secured a $10 million capital raise from Rothschild, (iv) the IDT Telecom financing effort was deferred to Fiscal 2012, (v) the IDT Energy arrangement with BP was extended through 2014 and expanded to cover additional territories, (vi) the carrying costs on the building at 520 Broad Street were reduced, but no strategic transaction was consummated, and (vi) the internal restructuring was completed and the Genie spin-off was completed in fall 2012.

Bonus Awards

In connection with such performance and accomplishments, individual bonus levels were determined and paid in Fiscal 2012.

Howard Jonas was paid a cash bonus of $400,000, representing a $25,000 increase of the prior year’s bonus. Howard Jonas’ role as Chairman and Chief Executive Officer was essential to the Company’s overall performance, and his direction and guidance in all major undertakings, Company-wide, were essential to the accomplishment of all goals set for the year. In particular, his oversight on the internal restructuring and changes at IDT Telecom drove the improvement in the Company’s financial performance. Howard Jonas’ relationships and personal efforts were the primary reason for the success in the capital raise at Genie.

Shmuel Jonas was paid a cash bonus of $100,000 – the same bonus level as was paid in the prior fiscal year. Shmuel Jonas was one of the executives tasked with executing the Company’s internal restructuring and cost cutting initiative. In addition, during Fiscal 2011, Shmuel Jonas took on a more active role in the operations of IDT Telecom and strategic initiatives within that business unit. His roles were essential in the Company achieving levels of EBITDA above budget and in generating positive operating cash flow as well as reducing the carrying costs of 520 Broad Street.

Marcelo Fischer, who was not an executive officer during Fiscal 2011, received a bonus of $115,000. Mr. Fischer’s position during Fiscal 2011 as Chief Financial Officer of IDT Telecom, was a key role within IDT Telecom, and thus the Company, achieving its financial goals. He took an active role in cost-cutting measures at IDT Telecom and was a driving force behind many strategic initiatives at that division resulting in growth in revenues despite erosion of historical business lines.

Liore Alroy was paid a cash bonus of $400,000, representing a $25,000 increase of the prior year’s bonus. During Fiscal 2011, Mr. Alroy served as Chief Executive Officer of IDT Telecom, as well as a strategic advisor to Howard Jonas on other Company matters. As CEO of IDT Telecom, Mr. Alroy was responsible for the overall performance of the Company’s largest business unit and drove the results to year over year improvements despite a challenging competitive environment. He was directly involved in cost cutting measures at IDT Telecom and for implementation of the internal restructuring at that division. His initiatives also positioned IDT Telecom for continued growth despite radical changes in the telecommunications industry and for the Company’s product mix in particular. In addition, Mr. Alroy was involved in strategic planning for the separation of the Company’s business units and other initiatives outside of IDT Telecom.

Bill Pereira was paid a cash bonus of $300,000, representing a $15,000 increase of the prior year’s bonus level. He served as Chief Financial Officer of IDT during Fiscal 2011 and the first three months of Fiscal 2012. In that capacity, Mr. Pereira directed all major financial decisions and initiatives that led to the Company exceeding its financial performance goals. He was involved in all financing efforts across all business units, and was the IDT executive primarily responsible for execution of the separation of business units, including the spin-off of Genie. Together with Shmuel Jonas, Mr. Pereira designed and implemented the Company’s internal restructuring and cost-cutting program that was essential to bottom line performance.

Joyce Mason was paid a cash bonus of $65,000, the same as the prior year’s bonus level. As General Counsel and Corporate Secretary, Ms. Mason is integrally involved in all transactions, structuring and restructurings at the Company. She manages relationships with outside counsel and played a key role in the separation of business units, including the spin-off of Genie. Ms. Mason also played a significant role in working with vendors in connection with the Company-wide cost-cutting program.

Base Salaries

The Company pays base salaries to its executives intended to meet the goals and purposes outlined above. The base salaries of certain executives are set forth in written agreements with the Company, which agreements are described below. Subject to those written agreements, the base salaries are set by the Compensation Committee on an annual basis, based on presentations made by management.

During Fiscal 2012, Howard Jonas was paid a cash base salary of $35,000 plus the previously issued capital stock of the Company provided for in his written employment agreement. In connection with the spin-off of Genie from the Company, in October 2012, the Company and Howard Jonas entered into an amendment and restatement of the written employment agreement that is described below.

At the beginning of Fiscal 2012, Shmuel Jonas’ base salary was raised to an annual rate of $395,000 from $355,000. The increase was implemented in respect of significantly increased responsibilities undertaken by Shmuel Jonas with regard to ongoing operations in addition to his responsibilities for specific initiatives and transactions. The increase also served to bring Shmuel Jonas’ base salary closer to the levels paid to other executives with similar levels of responsibility.

In Fiscal 2012, Marcelo Fischer’s base salary was maintained at an annual rate of $388,000 – unchanged from the prior period.

Prior to the Genie spin-off, Mr. Alroy was receiving an annual base salary of $727,500, in his capacity as Chief Executive Officer of IDT Telecom. In October 2011, in connection with Mr. Alroy’s assumption of non-executive advisory roles at both IDT and Genie, Mr. Alroy entered into written employment agreements with IDT and Genie. The agreement with IDT provides for an annual base salary of $363,750.

At the beginning of Fiscal 2012, Mr. Pereira was paid an annual base salary of $460,000. In November 2011, Mr. Pereira entered into an employment agreement with IDT Telecom providing, among other things, for an increase in his base salary to $500,000 per annum.

During Fiscal 2012, Ms. Mason was paid an annual base salary of $310,400, the same level as in the prior period.

Equity Grants in IDT

In Fiscal 2012, the Company granted restricted shares of Class B Common Stock and options to purchase shares of Class B Common Stock, to employees, including certain of our Named Executive Officers. The Named Executive Officers received grants commensurate with their roles at the Company and in order to provide an appropriate incentive for them to grow the Company and align their interests with our stockholders. Mr. Shmuel Jonas was awarded 17,500 shares of restricted Class B Common Stock; Mr. Fischer was awarded 15,000 shares of restricted Class B Common Stock; Mr. Alroy was awarded options to purchase 227,183 shares of Class B Common Stock; Mr. Pereira was awarded 25,000 shares of restricted Class B Common Stock, and options to purchase 7,750 shares of Class B Common Stock; and Ms. Mason was awarded 5,000 shares of restricted Class B Common Stock.

The awards to Messrs. Alroy and Pereira were pursuant to their employment agreements.

The options granted to Mr. Alroy vest over eight years. The options and restricted stock granted to Mr. Pereira vest over three years. The restricted stock grants to Mr. Shmuel Jonas, Mr. Fischer and Ms. Mason vest entirely on the third anniversary of the grant. For those executives with employment agreements, the treatment on termination of employment is determined by those agreements which are described below. All options have an exercise price equal to the most recent closing price of the Class B Common Stock preceding the grant.

Equity Grants in Genie

In connection with the spin-off of Genie from IDT, certain Company employees, including Mr. Howard Jonas Mr. Shmuel Jonas, Mr. Alroy, Mr. Pereira and Ms. Mason, received grants of restricted shares of Class B common stock of Genie and options to purchase shares of Class B common stock of Genie. The grants were made in connection with the efforts of the Named Executive Officers in the spin-off, and in respect of continuing services to be provided by certain Named Executive Officers to Genie under the Transition Services Agreement between IDT and Genie.

Mr. Howard Jonas was awarded 55,000 shares of Genie Class B common stock; Mr. Shmuel Jonas was awarded 15,000 shares of Genie Class B common stock, and options to purchase 15,000 shares of Genie Class B common stock; Mr. Alroy was awarded options to purchase 227,183 shares of Genie Class B common stock; Mr. Pereira was awarded 16,000 shares of Genie Class B common stock, and options to purchase 16,000 shares of Genie Class B common stock; and Ms. Mason was awarded 3,250 shares of Genie Class B common stock, and options to purchase 3,250 shares of Genie Class B common stock.

The award to Mr. Alroy was pursuant to his employment agreement with Genie.

All grants of restricted shares and options of Genie vest over three years and, for those executives with employment agreements, the treatment on termination of employment is determined by those agreements which are described below. All options have an exercise price of $6.85, which was the most recent closing price of the Genie Class B common stock preceding the grant.

Option Adjustments

In November 2011, in connection with the spin-off of the Genie from IDT, the exercise prices of all options to purchase IDT Class B Common Stock, including those held by Messrs. Fischer and Pereira and Ms. Mason were modified. In March 2012, the expiration dates of the options were extended. The exercise prices were reduced by approximately 44% (based on the relative trading prices of IDT and Genie following the spin-off) and the expiration dates were extended by approximately three years from their previously scheduled expirations.

Genie Spin-Off

In connection with the spin-off of Genie from IDT, all holders of common stock of IDT, including our Named Executive Officers, received shares of Genie common stock on a one-for-one basis. Such issuances were not compensatory in nature and were on the same terms as other IDT stockholders. To the extent that IDT shares were restricted, corresponding restrictions were placed on the Genie shares received in the spin-off.

Also, in connection with the spin-off, holders, including Messrs. Fischer and Pereira and Ms. Mason, of options to purchase IDT Class B Common Stock were issued options to purchase shares of Genie Class B common stock. The granted options have exercise prices equal to the value of the underlying Genie stock on the date of grant and were fully vested on grant. Mr. Fischer received options to purchase 3,259 shares of Genie Class B common stock, Mr. Pereira received options to purchase 1,090 shares of Genie Class B common stock, and Ms. Mason received options to purchase 2,908 shares of Genie Class B common stock.

Goals for Fiscal Years 2012 and 2013

At a meeting held on September 18, 2011, our Compensation Committee approved the following goals for Fiscal 2012: (i) meet or exceed Budgeted EBITDA of $20.1 million Company-wide (excluding Genie results for all portions of Fiscal 2012), (ii) generate positive operating cash flow, (iii) complete the spin-off of Genie, (iv) complete financing for IDT Telecom, (v) reduce the carrying cost of the 520 Broad Street headquarters building and sell or lease the Company’s owned real estate in Piscataway, New Jersey, (vi) begin licensing program for the intellectual property held by the Company’s ICTI subsidiary, and (vii) reduce corporate overhead by $1.2 million or more from the maximum level provided for in the budget.

In September 2012 (in Fiscal 2013), IDT paid bonuses to its executive officers in respect of performance during Fiscal 2012. In October 2012, IDT granted to Howard Jonas 100 shares of common stock of ICTI, representing 10% of the outstanding capital stock of ICTI, in recognition of Howard Jonas’ prior and ongoing efforts related to the program to enforce ICTI’s intellectual property rights, and his commitment to execute on a plan that maximizes the risk adjusted value of those rights for IDT and its stockholders.

At a meeting held on September 10, 2012, our Compensation Committee approved the following goals for Fiscal 2013: (i) increase of Company revenues of 10% or greater than Fiscal 2012 levels, (ii) meet or exceed Budgeted EBITDA of $24.2 million company-wide , (iii) generate positive operating cash flow, (iv) achieve full compliance with the Level 1 security requirements of the PCI Security Standards Council applicable to merchants accepting credit card payments, (v) expand Boss Revolution presence to Europe and Asia, (vi) introduce and further develop financial payment products, and (vii) expand customer base for Fabrix or otherwise monetize IDT’s interest, and (viii) execute on a plan for the ICTI intellectual property.

Employment Agreements

In Fiscal 2012, the Company entered into employment agreements, replacement employment agreements or amendments and restatements to employment agreements with Howard Jonas, Liore Alroy and Bill Pereira. Effective with the spin-off of Genie, Howard Jonas’ existing employment agreement was amended and restated to address his relationship with both IDT and Genie and certain understandings related to his compensation among those entities. In October 2012, Mr. Alroy resigned as Chief Executive Officer of IDT Telecom and entered into employment agreements with both IDT and Genie to serve both entities in a non-executive advisory capacity. Mr. Pereira replaced Mr. Alroy as Chief Executive Officer of IDT Telecom and resigned as Chief Financial Officer of the Company. In connection with those moves, Mr. Pereira entered into an employment agreement with IDT Telecom replacing his existing agreement with the Company. These agreements are more fully described below.

Neither Howard Jonas’ nor Mr. Alroy’s employment agreements with Genie governs their employment by or relationship with the Company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—Fiscal 2012

The table below summarizes the total compensation paid or awarded for Fiscal 2012 and, where required, Fiscal 2011 and Fiscal 2010, to each of the Chief Executive Officer, the principal financial officer, and the three other highest paid executive officers of the Company during Fiscal 2012, and one former executive officer (the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
Howard S. Jonas	2012	$35,000		$400,000	$—	(5)	$—		$1,191,487	(6)	$1,626,487
Chief Executive Officer and Chairman of the Board(3)	2011	$36,044	(4)	$375,000	$—		$—		$1,380,389	(7)	$1,791,433
	2010	$35,000	(4)	$350,000	$—		$—		$—		$385,000

Marcelo Fischer	2012	$388,000		$115,000	$152,550	(9)	$20,255	(10)	$2,500	(11)	678,305
Senior Vice President – Finance(8)

Bill Pereira	2012	$489,077		$300,000	$316,750	(13)	$47,837	(14)	$43,490	(15)	$1,197,154
Chief Executive Officer and President of IDT Telecom, Inc., Current Board Member(12)	2011	$476,650		$285,000	$1,514,160	(16)	$—		$14,870	(17)	$2,290,680

Shmuel Jonas	2012	$394,231		$100,000	$177,975	(19)	$—		$30,240	(20)	$702,446
Chief Operating Officer(18)

Joyce Mason	2012	$310,400		$65,000	$50,850	(22)	$27,087	(23)	$8,100	(24)	$461,437
Executive Vice President, General Counsel and Corporate Secretary(21)

Liore Alroy	2012	$727,500		$400,000	$—		$1,266,199	(26)	$32,740	(27)	$2,426,439
Former Executive Vice President, Current Deputy Chairman(25)	2011	$727,500		$375,000	$1,514,160	(16)	$—		$376,020	(28)	$2,629,080
	2010	$727,500		$329,800	$—		$—		$—		$1,057,300

(1)	The Company’s executive compensation structure is designed to attract and retain qualified and motivated personnel and align their interests with that of the Company and its stockholders. The base salary levels and bonuses paid to the Named Executive Officers in Fiscal 2012, 2011 and 2010 were based on the responsibilities undertaken by the individuals, the business unit managed and its complexity and role within the Company, and the market place for employment of people of similar skill and background. The base salary levels and bonuses paid were determined by budgetary considerations and approved by the Compensation Committee of the Board of Directors. The Named Executive Officers were awarded bonuses based on certain accomplishments during the previous fiscal year, as set forth in the Compensation Discussion and Analysis set forth above. The Company does not target any specific proportion of total compensation in setting base salary and bonus compensation. The bonus amounts awarded to specific individuals were not determined based on previously established formulae, targets or ranges. The amounts were the result of determinations made by the relevant members of management and the Compensation Committee with respect to each subject individual, based on Company-wide bonus levels that were arrived at following the end of the relevant fiscal year and relative to company performance and available resources, individual performance and levels relative to the bonuses of other Company personnel and officers.
(2)

The amounts shown in these columns reflect the aggregate grant date fair value of restricted stock awards and option awards computed in accordance with FASB ASC Topic 718. In valuing such awards, the Company made certain assumptions. For a discussion of those assumptions, please see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the Fiscal Year ended July 31, 2012. The amounts shown in these columns do not include the aggregate grant date fair value of restricted stock awards or option awards that were granted to the Named Executive Officers by the Company’s former subsidiary, Genie Energy Ltd., which was spun off in October 2011.

(3)	Howard Jonas has served as Chief Executive Officer since October 22, 2009. Howard Jonas does not receive compensation for his role as a director of the Company.
(4)	Amounts listed as base salary for Howard Jonas in Fiscal 2011 and 2010 were amounts paid in order to facilitate the provision of employee benefits to Howard Jonas and allow for salary deductions to pay the employee portion of the costs thereof by Howard Jonas under Company policy. Such amounts were deducted from Howard Jonas’ bonus compensation and the amounts shown under bonus compensation are the amounts actually received for the periods, when the amounts determined for Howard Jonas were actually higher by the cash salary amounts.
(5)	Howard Jonas did not receive a Stock Award from the Company. However, on November 3, 2011, Howard Jonas received a grant of 55,000 shares of restricted stock of Genie. The grant was made by Genie shortly following the spin-off of Genie from IDT, and was in respect of the spin-off as well as continuing services to be provided by Howard Jonas for his services as Chairman of the Board of Genie. The grant date fair value of the restricted stock award computed in accordance with FASB ASC Topic 718 was determined to be $376,750. In addition, in connection with the spin-off of Genie from IDT, Howard Jonas received 2,059,761 restricted shares of Genie in respect of shares of restricted stock of IDT held on the date of the spin-off. Because such grants were made by an entity other than IDT, and shares were issued in securities of another entity, they are not reflected in the values set forth in the table.
(6)	Consists of (i) $1,188,987 in dividends paid on shares of unvested restricted Class B Common Stock that were held by Howard Jonas in connection with his employment agreement described below and (ii) $2,500, which represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.
(7)	Consists of (i) $1,380,039 in dividends paid on 2,059,760 shares of unvested restricted Class B Common Stock that were granted to Howard Jonas in connection with his employment agreement described below and (ii) $350, which represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.
(8)	Mr. Fischer was appointed as Senior Vice President–Finance on October 31, 2011, and is the principal financial officer of the Company. Mr. Fischer was not a Named Executive Officer in Fiscal 2011 or Fiscal 2010.
(9)	Grant of 15,000 shares of restricted Class B Common Stock to vest in full on July 1, 2015. The stock grant issued to Mr. Fischer was part of a grant to certain employees made on July 16, 2012 in order to provide incentive for executives to grow the Company and align their interests with the Company’s stockholders. In connection with the spin-off of Genie from IDT, Mr. Fischer received options to purchase 3,259 shares of Genie in respect of options to purchase stock of IDT held on the date of the spin-off. Because such grant was made by an entity other than IDT, and shares/options were issued in securities of another entity, they are not reflected in the values set forth in the table.
(10)	Consists of the incremental fair value, computed in accordance with FASB ASC Topic 718, of the Company-wide three year extension of options to purchase 30,555 shares of Class B Common Stock.
(11)	Represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.
(12)	Mr. Pereira served as Chief Financial Officer until October 28, 2011, at which time he was appointed as Chief Executive Officer and President of IDT Telecom, Inc. Mr. Pereira was not a Named Executive Officer in Fiscal 2010.
(13)

Represents the value of 25,000 shares of restricted Class B Common Stock granted in connection with Mr. Pereira’s employment agreement described below, to vest in three equal annual installments commencing on November 22, 2012. Additionally, on November 3, 2011, Mr. Pereira received a grant of 16,000 shares of restricted stock of Genie, and options to purchase 16,000 shares of Genie. The grant was made by Genie shortly following the spin-off of Genie from IDT, and was in respect of the spin-off as well as continuing services to be provided by the recipient under the TSA and other agreements. The grant date fair value of restricted stock awards and option awards computed in accordance with FASB ASC Topic 718 was determined to be $175,998. In addition, in connection with the spin-off of Genie from IDT, Mr. Pereira received 54,000 restricted shares of Genie in respect of shares of restricted stock of IDT held on the date of the spin-off and options to purchase 1,090 shares of Genie in respect of options to purchase stock of IDT held on the date of the spin-off. Because such grants were made by an entity other than IDT, and shares/options were issued in securities of another entity, they are not reflected in the values set forth in the table.

(14)	Consists of (i) $41,713 representing the fair value of a grant of an option to purchase 7,750 shares of Class B Common Stock in connection with Mr. Pereira’s employment agreement described below, to vest in three equal annual installments commencing on November 22, 2012 and expiring on November 21, 2021 and (ii) $6,124 representing the incremental fair value, computed in accordance with FASB ASC Topic 718, of the Company-wide three year extension of options to purchase 10,222 shares of Class B Common Stock.
(15)	Consists of (i) $40,990 in dividends paid on shares of unvested restricted Class B Common Stock that were granted to Mr. Pereira and (ii) $2,500, which represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.
(16)	Grant of 54,000 shares of restricted Class B Common Stock to vest in three equal annual installments which commenced on January 5, 2012. The stock grants issued to Messrs. Alroy and Pereira in Fiscal 2011 were part of a grant to certain employees made as the Company completed its cost cutting and turn-around effort, in recognition of the contributions made by the individuals to that effort, to shaping the strategic vision and growth plan of the Company, and to the significant increase in the market prices for the Company’s equity. The individual grant levels were determined in discussions with management and the Compensation Committee and were linked to the contributions made to the multi-year effort by Messrs. Alroy and Pereira.
(17)	Consists of (i) $12,420 in dividends paid on 54,000 shares of unvested restricted Class B Common Stock and (ii) $2,450, which represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.
(18)	Shmuel Jonas has served as Chief Operating Officer since June 24, 2012. Shmuel Jonas was not a Named Executive Officer in Fiscal 2011 or Fiscal 2012.
(19)	Represents the value of a grant of 17,500 shares of restricted Class B Common Stock to vest in full on July 1, 2015. The stock grant issued to Shmuel Jonas was part of a grant to certain employees made on July 16, 2012 in order to provide incentive for executives to grow the Company and align their interests with the Company’s stockholders. Additionally, on November 3, 2011, Shmuel Jonas received a grant of 15,000 shares of restricted stock of Genie, and options to purchase 15,000 shares of Genie. The grant was made by Genie shortly following the spin-off of Genie from IDT, and was in respect of the spin-off as well as continuing services to be provided by the recipient under the TSA and other agreements. The grant date fair value of restricted stock awards and option awards computed in accordance with FASB ASC Topic 718 was determined to be $164,998. In addition, in connection with the spin-off of Genie from IDT, Shmuel Jonas received 54,000 restricted shares of Genie in respect of shares of restricted stock of IDT held on the date of the spin-off. Because such grants were made by an entity other than IDT, and shares/options were issued in securities of another entity, they are not reflected in the values set forth in the table.
(20)	Consists of $30,240 in dividends paid on shares of unvested restricted Class B Common Stock.
(21)	Joyce Mason has served as Executive Vice President, General Counsel and Corporate Secretary since 1995. Ms. Mason was not a Named Executive Officer in Fiscal 2011 or Fiscal 2010.
(22)	Represents the value of a grant of 5,000 shares of restricted Class B Common Stock to vest in full on July 1, 2015. The stock grant issued to Ms. Mason was part of a grant to certain employees made on July 16, 2012 in order to provide incentive for executives to grow the Company and align their interests with the Company’s stockholders. On November 3, 2011, Ms. Mason received a grant of 3,250 shares of restricted stock of Genie, and options to purchase 3,250 shares of Genie. The grant was made by Genie shortly following the spin-off of Genie from IDT, and was in respect of the spin-off as well as continuing services to be provided by the recipient under the TSA and other agreements. The grant date fair value of restricted stock awards and option awards computed in accordance with FASB ASC Topic 718 was determined to be $35,750. In addition, in connection with the spin-off of Genie from IDT, Ms. Mason received 10,000 restricted shares of Genie in respect of shares of restricted stock of IDT held on the date of the spin-off and options to purchase 2,908 shares of Genie in respect of options to purchase stock of IDT held on the date of the spin-off. Because such grants were made by an entity other than IDT, and shares/options were issued in securities of another entity, they are not reflected in the values set forth in the table.

(23)	Consists of (i) $21,905 representing the incremental fair value, computed in accordance with FASB ASC Topic 718, of the Company-wide three year extension of options to purchase 22,255 shares of Class B Common Stock (ii) $5,182 representing the fair value of a grant of an option to purchase 5,000 shares of Class B Common Stock, granted in connection with a Company-wide three year extension of all options for three years. The original options were granted to Ms. Mason on December 13, 2001 and expired on December 12, 2011, prior to the extension on March 26, 2012, therefore new options were granted to Ms. Mason. These options are fully vested and shall expire on March 26, 2015.
(24)	Consists of (i) $5,600 in dividends paid on shares of unvested restricted Class B Common Stock that were granted to Ms. Mason and (ii) $2,500, which represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan.
(25)	Mr. Alroy served as Executive Vice President until October 28, 2011, the same date he was elected as Deputy Chairman of the Company.
(26)	Grant of options to purchase 227,183 shares of Class B Common Stock, in connection with Mr. Alroy’s employment agreement described below, to vest in eight equal annual installments which commenced on October 28, 2012 and expiring on November 21, 2021. Additionally, on November 3, 2011, Mr. Alroy received a grant of options to purchase 227,183 shares of Genie. The grant was made by Genie shortly following the spin-off of Genie from IDT, and was in respect of the spin-off as well as continuing services to be provided by Mr. Alroy for his services as Deputy Chairman of Genie. The grant date fair value of the option awards computed in accordance with FASB ASC Topic 718 was determined to be $1,025,309. In addition, in connection with the spin-off of Genie from IDT, Mr. Alroy received 54,000 restricted shares of Genie in respect of shares of restricted stock of IDT held on the date of the spin-off. Because such grants were made by an entity other than IDT, and shares/options were issued in securities of another entity, they are not reflected in the values set forth in the table.
(27)	Consists of (i) $30,240 in dividends paid on shares of unvested restricted Class B Common Stock that were granted to Mr. Alroy and (ii) $2,500, which represents the value of IDT Class B Common Stock given as a matching contribution to the IDT Corporation 401(k) plan
(28)	Consists of (i) $12,420 in dividends paid by the Company on grant of 54,000 shares of unvested restricted Class B Common Stock and (ii) $363,600 compensation cost, computed in accordance with FAS 123R, in connection with a grant of five percent (5%) of the Company’s subsidiary, Innovative Communications Technologies, Inc. (“ICTI”). ICTI holds patents related to VOIP technology. The grant of five percent of ICTI was approved by the Company’s Compensation Committee in recognition of Mr. Alroy’s contribution to the monetization of these patents.

Employment Agreements

Howard S. Jonas: Howard Jonas’ employment agreement (the “Jonas Employment Agreement”) that was in effect until October 30, 2008, was entered into effective April 1, 2002 and was amended two times. The Jonas Employment Agreement had a term through April 1, 2012. The Jonas Employment Agreement was amended on March 13, 2008 to provide a minimum annual base salary of $856,000 (but, through October 30, 2008, Howard Jonas accepted only $750,000 per annum), which may not be decreased, but must be increased from time to time to match the base salary of the highest paid employee of the Company or of any entity controlled by the Company, during the term of the agreement.

On October 31, 2008, the Company and Howard Jonas entered into an Amended and Restated Employment Agreement (the “Revised Jonas Agreement”), pursuant to which Howard Jonas received a base salary of $750,000 through December 31, 2008, as well as 883,333 restricted shares of Common Stock and 1,176,427 restricted shares of Class B Common Stock in lieu of a cash base salary from January 1, 2009 through December 31, 2013, the end of the term (collectively, the “Compensation Shares”). On October 22, 2009, Howard Jonas became the Chief Executive Officer of the Company. On April 5, 2011, all of the Company’s Common Stock was reclassified as Class B Common Stock, therefore the 883,333 restricted shares of Common Stock were reclassified as 883,333 restricted shares of Class B Common Stock.

On October 28, 2011, the Company and Howard Jonas entered into the Second Amended and Restated Employment Agreement (the “Second Revised Agreement”) for the term from October 28, 2011 to December 31, 2013. The Second Revised Jonas Agreement is automatically extendable for additional one-year periods unless the Company or Howard Jonas notifies the other within ninety days of the end of the term that the agreement will not be extended. Pursuant to the Second Revised Agreement, Howard Jonas (i) will serve as Chairman of the Board of Directors of and Chief Executive Officer of the Company, (ii) is permitted to act as Chairman of the Board of Genie Energy, Ltd., the Company’s former subsidiary that was spun off the Company’s stockholders on October 28, 2011, (iii) will receive an annual cash base salary of up to $50,000 (in addition to the Compensation Shares) through December 31, 2013 and (iv) will receive an annual base salary of $1 million, or more as agreed upon by Howard Jonas and the Company, from and after December 31, 2013.

On October 28, 2011, the Company spun off its subsidiary, Genie Energy Ltd. Howard Jonas is the Chairman of the Board of Genie Energy Ltd. and, on October 28, 2011, he entered into an employment agreement with Genie Energy Ltd. for a term from October 28, 2011 to December 31, 2014. Pursuant to the agreement between Howard Jonas and Genie Energy Ltd., Howard Jonas shall not receive an annual base salary, but he shall be entitled to receive bonuses as determined by the compensation committee of the board of directors of Genie Energy Ltd. Howard Jonas’ employment agreement with Genie Energy Ltd. does not govern his employment relationship with the Company.

Bill Pereira: On April 29, 2009, the Company and Mr. Pereira entered into an Employment Agreement (the “Pereira Agreement”), pursuant to which Mr. Pereira received an annual base salary of $435,000 from January 2, 2009 through January 1, 2012 (the term of the Pereira Agreement). In addition, Mr. Pereira was entitled to participate in any established bonus program for senior executive management. Among other things, the Pereira Agreement provided that Mr. Pereira would serve as Chief Financial Officer of the Company.

Mr. Pereira resigned as Chief Financial Officer of the Company on October 28, 2011 and was appointed as the Chief Executive Officer of IDT Telecom, the Company’s subsidiary, on October 31, 2011. On November 22, 2011, Mr. Pereira and IDT Telecom, Inc. entered into an Employment Agreement (the ‘Revised Pereira Agreement”), which terminated the Pereira Agreement, pursuant to which Mr. Pereira receives an annual base salary of $500,000 from November 22, 2011 to December 31, 2014 (the term of the Revised Pereira Agreement). In addition, Mr. Pereira is entitled to participate in any established bonus program for senior executive management as approved by the Compensation Committee. Mr. Pereira also received, on November 22, 2011, (i) a grant of options to purchase 7,750 shares of the Company’s Class B Common Stock with an exercise price equal to the fair market value on the date of grant ($12.67) and an expiration date of November 21, 2021 and (ii) a grant of 25,000 shares of the Company’s restricted Class B Common Stock. Such options and restricted stock were granted pursuant to the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, and vest in equal annual installments on the first through the third anniversaries of November 22, 2011 (the “Pereira Equity”). Among other things, the Revised Pereira Agreement provides that Mr. Pereira will serve as Chief Executive Officer of the IDT Telecom, Inc. The Revised Pereira Agreement is automatically extendable for additional one-year periods unless IDT Telecom, Inc. or Mr. Pereira notifies the other within ninety days of the end of the term that the agreement will not be extended.

Liore Alroy: Mr. Alroy resigned from his position as Executive Vice President on October 28, 2011, the same date he was elected as the Deputy Chairman of the Company, a non-executive officer position, with the duties assigned to him by the Board and as strategic advisor to the Chairman of the Board. Prior to October 28, 2011, Mr. Alroy did not have an employment agreement with the Company. On October 28, 2011, Mr. Alroy and the Company entered into an Employment Agreement (the “Alroy Agreement”), pursuant to which Mr. Alroy receives an annual base salary of $363,750 from October 28, 2011 to October 28, 2014 (the term of the Alroy Agreement). In addition, Mr. Alroy is entitled to participate in any established bonus program for senior executive management as approved by the Compensation Committee. Mr. Alroy also received, on November 22, 2011, a grant of options to purchase 227,183 shares of the Company’s Class B Common Stock Company, which represented one percent (1%) of the outstanding shares of capital stock of the Company on October 28, 2011, with an exercise price equal to the fair market value on the date of grant ($12.67) and an expiration date of November 21, 2021. Such options were granted pursuant to the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, and vest in equal annual installments on the first through the eighth anniversaries of October 28, 2011 (the “Alroy Options”). Among other things, the Alroy Agreement provides that Mr. Alroy will serve as Deputy Chairman of the Company. The Alroy Agreement is automatically extendable for additional one-year periods unless the Company or Mr. Alroy notifies the other within ninety days of the end of the term that the agreement will not be extended.

On October 28, 2011, the Company spun off its subsidiary, Genie Energy Ltd. Mr. Alroy was elected as the Deputy Chairman of Genie Energy Ltd., a non-executive officer position to act as strategic advisor to the Chairman of the Board. On October 28, 2011, he entered into an employment agreement with Genie Energy Ltd. for a three year term, pursuant to which (i) Genie Energy Ltd. will pay Mr. Alroy a base salary of $363,750, (ii) Mr. Alroy is entitled to participate Genie Energy Ltd.’s bonus program for executive management and (iii) Mr. Alroy received options to purchase Class B common stock of Genie Energy Ltd. equal to one percent (1%) of the outstanding capital stock of Genie Energy Ltd. Mr. Alroy’s employment agreement with Genie Energy Ltd. does not govern his employment relationship with the Company.

In addition, including pursuant to their employment agreements, executives are eligible to receive bonuses based upon performance, including the specific financial and other goals set by the Compensation Committee of the Board of Directors.

Joyce Mason and Shmuel Jonas do not have employment agreements with the Company or any of its subsidiaries. On November 13, 2008, Mr. Fischer and the Company entered into a Confidential Release and Retention Agreement, which is described below under “Potential Payments Upon Termination or Change-in-Control.”

Grants of Plan-Based Awards

The following table sets forth information concerning the number of shares of Class B Common Stock underlying restricted stock awards and stock options under the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, granted to the Named Executive Officers in Fiscal 2012. There are no estimated future payouts in connection with such awards.

Name	Grant Date	Approval Date		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of securities underlying options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Howard S. Jonas	—	—		—		—	—	—

Marcelo Fischer	07/16/2012	07/13/2012		15,000	(3)	—	—	$152,550
	07/22/2005	03/26/2012	(4)	—		8,333	$21.83	$6,943	(5)
	04/23/2007	03/26/2012	(4)	—		22,222	$19.10	$13,312	(5)

Bill Pereira	11/22/2011	11/22/2011		25,000	(6)	—	—	$316,750
	11/22/2011	11/22/2011		—		7,750	$12.67	$41,713
	04/23/2007	03/26/2012	(4)	—		10,222	$19.10	$6,124	(5)

Shmuel Jonas	07/16/2012	07/13/2012		17,500	(3)	—	—	$177,975

Joyce J. Mason	07/16/2012	07/13/2012		5,000	(3)	—	—	$50,850
	03/26/2012	03/26/2012	(4)	—		5,000	$20.33	$5,182	(7)
	04/05/2001	03/26/2012	(4)	—		6,700	$14.92	$11,286	(5)
	07/22/2005	03/26/2012	(4)	—		5,555	$21.83	$4,628	(5)
	04/23/2007	03/26/2012	(4)	—		10,000	$19.10	$5,991	(5)

Liore Alroy	11/22/2011	11/22/2011		—		227,183	$12.67	$1,266,199

(1)	The restricted stock was granted under the 2005 Stock Option and Incentive Plan, as amended and restated. There is no purchase price associated with the grant of restricted stock.
(2)	Represents the grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.
(3)	Shares vest in full on July 1, 2015.
(4)	Date of Company-wide three year option extension.
(5)	Represents incremental fair value of three year option extension, computed as of the extension date, in accordance with FASB ASC Topic 718.
(6)	Shares vest in three equal annual installments commencing on November 22, 2012.
(7)	Represents the fair value of a grant of an option to purchase 5,000 shares of Class B Common Stock, granted in connection with a Company-wide three year extension of all options for three years. The original options were granted to Ms. Mason on December 13, 2001 and expired on December 12, 2011, prior to the extension on March 26, 2012, therefore new options were granted to Ms. Mason. These options are fully vested and shall expire on March 26, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards made to each of the Named Executive Officers that were outstanding at the end of Fiscal 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Howard S. Jonas	—	—	—	—	1,491,579	(2)	$15,094,779

Marcelo Fischer	8,333	—	21.83	07/21/2018	15,000	(3)	$151,800
	22,222	—	19.10	04/22/2020

Bill Pereira	10,222	—	19.10	04/22/2020	61,000	(4)	$617,320
	—	7,750	12.67	11/21/2021

Shmuel Jonas	—	—	—	—	53,500	(5)	$541,420

Joyce J. Mason	6,700	—	14.92	04/16/2015	11,666	(6)	$118,060
	5,555	—	21.83	07/21/2018	—		—
	10,000	—	19.10	04/22/2020	—		—
	5,000	—	20.33	03/25/2015	—		—

Liore Alroy	—	227,183	12.67	11/21/2021	36,000	(7)	$364,320

(1)	Market value is computed by multiplying the closing market price of our Class B Common Stock on July 31, 2012 ($10.12) by the number of shares of restricted Class B Common Stock that had not vested as of July 31, 2012.
(2)	All 1,491,579 of Howard Jonas’ unvested shares of restricted Class B Common Stock vest on December 31, 2013.
(3)	All 15,000 of Mr. Fischer’s unvested shares of restricted Class B Common Stock vest on July 1, 2015.
(4)	18,000 shares of restricted Class B Common Stock to vest on each of January 5, 2013 and January 5, 2014; 8,334 shares of restricted Class B Common Stock to vest on November 22, 2012 and 8,333 shares of restricted Class B Common Stock to vest on each of November 22, 2013 and November 22, 2014.
(5)	18,000 shares of restricted Class B Common Stock to vest on each of January 5, 2013 and January 5, 2014 and 17,500 shares of restricted Class B Common Stock to vest on July 1, 2015.
(6)	3,333 shares of restricted Class B Common Stock to vest on each of January 5, 2013 and January 5, 2014 and 5,000 shares of restricted Class B Common Stock to vest on July 1, 2015.
(7)	18,000 shares of restricted Class B Common Stock to vest on each of January 5, 2013 and January 5, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding the shares of restricted Class B Common Stock that vested for each of the Named Executive Officers in Fiscal 2012. There were no stock options exercised by Named Executive Officers in Fiscal 2012.

Name	Restricted Stock Awards
	Number of Shares Acquired Upon Vesting (#)	Number of Shares Withheld to Cover Taxes		Value Realized on Vesting ($)(1)
Howard S. Jonas	568,181	—	(2)	$5,454,538
Marcelo Fischer	—	—		$—
Bill Pereira	18,000	6,858		$162,180
Shmuel Jonas	18,000	6,650		$162,180
Joyce J. Mason	3,334	1,497		$30,039
Liore Alroy	18,000	6,994		$162,180

(1)	The value of restricted stock realized upon vesting represents the total number of shares acquired on vesting (without regard to the amount of shares withheld to cover taxes) and is based on the closing price of the shares of Class B Common Stock on the vesting date.
(2)	Howard Jonas elected to pay the required taxes upon the grant of the restricted stock. No shares needed to be withheld as there was, therefore, no tax liability at the time of the vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Howard Jonas: Under the terms of the Second Revised Jonas Agreement, in the event of Howard Jonas’ death or disability, or in the event the Company terminates Howard Jonas’ employment without “cause” or Howard Jonas voluntarily terminates his employment with “good reason,” which includes a “change in control”: (i) the Company shall pay Howard Jonas’ estate a lump sum payment equal to twelve (12) months of Howard Jonas’ base salary (at the rate in effect on the date of his death) and (ii) any unvested Compensation Shares shall vest. Pursuant to the Second Revised Jonas Agreement, Howard Jonas has agreed not to compete with the Company for a period of one year following the termination of his agreement (other than termination of his employment for “good reason” or by the Company other than for “cause”). In the event that Howard Jonas is terminated for “cause,” the restrictions shall lapse on the pro-rata portion of the Compensation Shares for the time served between January 1, 2009 and the date of termination.

Marcelo Fischer: On November 13, 2008, Mr. Fischer and the Company entered into a Confidential Release and Retention Agreement (the “Fischer Agreement”), pursuant to which the Company shall pay Mr. Fischer (or his estate) a severance payment of $550,000 in the event he is terminated without “cause,” as defined in the Fischer Agreement, or in the event of Mr. Fischer’s death or disability. Mr. Fischer has agreed not to compete with the Company for a period of one year following the termination of his employment.

Bill Pereira: Under the terms of the Revised Pereira Agreement, in the event of Mr. Pereira’s death, the Company shall pay Mr. Pereira’s estate his base salary (at the rate in effect on the date of his death) for the greater of (i) the six month period following his death or (ii) the remainder of the term, not to exceed one year. If Mr. Pereira is terminated without “cause”, if he voluntarily terminates his employment with “good reason,” each as defined in the Revised Pereira Agreement, or if IDT Telecom, Inc. does not extend the term of the agreement upon its expiration, (i) he is entitled to payments over a six month period equal to the greater of (a) $850,000 or (b) Mr. Pereira’s base salary (at the rate in effect on the date of termination) for the remainder of the term of the Revised Pereira Agreement and (b) all awards granted under the Company’s incentive plan shall vest (and the restrictions thereon lapse). A “change in control” is deemed to be “good reason” under the Revised Pereira Agreement. Mr. Pereira has agreed not to compete with the Company for a period of one year following the termination of his agreement.

Liore Alroy: Under the terms of the Alroy Agreement, in the event of Mr. Alroy’s death, the Company shall pay Mr. Alroy’s estate his base salary (at the rate in effect on the date of his death) for the greater of (i) the six month period following his death or (ii) the remainder of the term, not to exceed one year. If Mr. Alroy is terminated without “cause,” if he voluntarily terminates his employment with “good reason,” each as defined in the Alroy Agreement, Mr. Alroy (a) is entitled receive a lump sum payment equal to the greater of $563,750 or Mr. Alroy’s annual base salary (at the rate in effect on the date of termination) for the remainder of the term of the Alroy Agreement and (b) the Alroy Options, to the extent not vested, shall vest as follows: (x) as to three eighths (3/8) of the total unvested Alroy Options, on the first anniversary of the date of termination, (y) as to on half (1/2) of the total unvested Alroy Options, on the second anniversary of the date of termination, and (z) as to all remaining unvested Alroy Options, on the third anniversary of the date of termination. If the Company does not offer to extend the term of the Alroy Agreement, the Alroy Options shall vest as if he were terminated by the Company without cause. If the Company does not offer to extend the term of the Alroy Agreement prior to October 28, 2017, Mr. Alroy is also entitled to receive a lump sum payment equal to the greater of $563,750 or Mr. Alroy’s annual base salary (at the rate in effect on the date of termination) for the remainder of the term of the Alroy Agreement. Mr. Alroy has agreed not to compete with the Company for a period of one year following the termination of his agreement.

All Named Executive Officers: The Named Executive Officers have all been granted stock options and restricted stock pursuant to the Company’s 2005 Stock Option and Incentive Plan, as amended and restated. Under such plan, in the event of “change of control” (other than a “change of control” which is also a “corporate transaction”), each as defined in the Company’s 2005 Stock Option and Incentive Plan, as amended and restated, (i) each option award which is outstanding at the time of the change in control automatically becomes fully vested and exercisable, and (ii) each share of restricted stock is released from any restrictions on transfer and repurchase or forfeiture rights. All severance payments contingent on Named Executive Officers executing the Company’s standard release agreement.

The following table sets forth quantitative information with respect to potential payments to be made to each of the Named Executive Officers upon termination in various circumstances and/or a change in control of the Company (each an “Event”), assuming the Event took place on July 31, 2012, using the closing price of the Company’s Class B Common Stock on July 31, 2012 ($10.12). The potential payments are based on agreements entered into by Named Executive Officers and the 2005 Stock Option and Incentive Plan, as amended and restated, discussed above. All options granted to Named Executive Officers have an exercise price greater than $10.12, therefore a value of $0 has been assigned to the accelerated vesting of any options. The value of each restricted share is computed by multiplying the closing market price per share of the Company’s Class B Common Stock on July 31, 2012 ($10.12) by the number of unvested shares of restricted stock held by the Named Executive Officer on that date.

Name	Event of Death or Disability ($)		Change In Control ($)		Termination For Cause ($)		Voluntary Termination without Good Reason ($)	Termination Without Cause/Voluntary Termination for Good Reason ($)
Howard S. Jonas
Restricted Shares	$15,094,779	(1)	$15,094,779	(1)	$9,187,371	(2)	—	$15,094,779	(1)
Severance	$50,000		$50,000		—		—	$50,000

Marcelo Fischer
Restricted Shares	—		$151,800	(3)	—		—	—
Severance	$550,000		—		—		—	$550,000	(4)

Bill Pereira
Restricted Shares	—		$617,320	(5)	—		—	$617,320	(5)
Severance	$500,000	(6)	$1,208,333		—		—	$1,208,333	(7)

Shmuel Jonas
Restricted Shares	—		$541,420	(8)	—		—	—
Severance	—		—		—		—	—

Joyce J. Mason
Restricted Shares	—		$118,060	(9)	—		—	—
Severance	—		—		—		—	—

Liore Alroy
Restricted Shares	—		$364,220	(10)	—		—	—
Severance	$363,750	(11)	—		—		—	$788,125	(12)

(1)	Represents the accelerated vesting of 1,491,579 shares of restricted Class B Common Stock.
(2)	Represents the accelerated vesting of 907,843 shares of restricted Class B Common Stock.
(3)	Represents the accelerated vesting of 15,000 shares of restricted Class B Common Stock.
(4)	If Mr. Fischer resigns for any reason, his severance payment would be $0.
(5)	Represents the accelerated vesting of 61,000 shares of restricted Class B Common Stock.
(6)	If Mr. Pereira becomes disabled, his severance payment would be $0.
(7)	If the term of the Revised Pereira Agreement is not extended by IDT Telecom, Mr. Pereira will receive a payment of $850,000 over a six month period.

(8)	Represents the accelerated vesting of 53,500 shares of restricted Class B Common Stock.
(9)	Represents the accelerated vesting of 11,666 shares of restricted Class B Common Stock.
(10)	Represents the accelerated vesting of 36,000 shares of restricted Class B Common Stock.
(11)	If Mr. Alroy becomes disabled, his severance payment would be $0.
(12)	Such payment would also be made if the Company does not offer to extend the term of the Alroy Agreement prior to October 28, 2017.

PROPOSAL REQUIRING YOUR VOTE

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Third Restated Certificate of Incorporation, the authorized number of directors on the Board of Directors is between three and seventeen, with the actual number to be set, within that range, by the Board of Directors from time to time. The Board of Directors has set the number of directors on the Board of Directors at five. There are currently five directors on the Board of Directors. The current terms of all of the directors expire at the Annual Meeting. All five directors are standing for re-election at the Annual Meeting.

The nominees to the Board of Directors are Lawrence E. Bathgate, II, Eric F. Cosentino, Howard S. Jonas, Bill Pereira and Judah Schorr, each of whom has consented to be named in this proxy statement and to serve if elected. Each of the nominees is currently serving as a director of the Company. Brief biographical information about the nominees for directors is furnished below. James A. Courter and W. Wesley Perry both resigned from the Board of Directors on October 28, 2011, in connection with the Company’s spin-off of Genie Energy Ltd., and currently serve on the board of directors of Genie.

Each of these director nominees is standing for election for a term of one year until the 2013 Annual Meeting, or until his successor is duly elected and qualified or until his earlier resignation or removal. A majority of the votes cast at the Annual Meeting shall elect each director. Stockholders may not vote for more than five persons, which is the number of nominees identified herein. The following pages contain biographical information and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning particular experience, qualifications, attributes and/or skills that the Nominating Committee and the Board of Directors considered when determining that each nominee should serve as a director.

Lawrence E. Bathgate, II has been a director of the Company since December 2009. Mr. Bathgate co-founded and has been a partner at the law firm Bathgate, Wegener & Wolf, P.C. in Lakewood, NJ since 1970. Mr. Bathgate has been recognized as one of the 100 most influential lawyers in America by the National Law Journal. Mr. Bathgate served as Parliamentarian of the New Jersey General Assembly from 1969 through 1970, with the distinction of being the youngest person ever to hold that position. Mr. Bathgate currently serves on the Board of M.D. Anderson Cancer Center in Houston, Texas and as a Council Member of The Woodrow Wilson Center in Washington, D.C. Mr. Bathgate is a member of the Executive Committee and the Board of Directors of the New Jersey Performing Arts Center. He is a member of the Board of Trustees of Liberty Science Center (Jersey City) and is a member of the Board of Trustees of the Newark Boys & Girls Clubs and of the Board of Directors of the Ocean County College Foundation. Mr. Bathgate also served as Republican National Finance Chairman from the end of 1987 until September 1992. In the past, Mr. Bathgate has served as a member of the Board of Directors of Allaire State Bank (then Community National Bank, and now Bank of New York) and served as a member of the Board of Directors of Atlantic State Bank (now TD Bank North). Mr. Bathgate was also a member of the Board of Directors of Carson, Inc. (NYSE) and has served on the boards of several private companies. Mr. Bathgate received a J.D. from Rutgers University School of Law in 1964 and a B.S. in Economics from Villanova University in 1961. Mr. Bathgate also received an Honorary Doctor of Laws Degree from Monmouth College.

Key Attributes, Experience and Skills:

Mr. Bathgate’s diverse business experience as co-founder and partner at Bathgate, Wegener & Wolf, P.C., as well as his legal knowledge, offer valuable insights to the board, particularly in recent times given the new rules and regulations affecting public companies. Mr. Bathgate’s strong financial background, service on other boards of directors and the audit committee of Carson, Inc. (NYSE), as well as his B.S. in Economics (with a major in Accounting), provides financial expertise to the Board of Directors.

Eric F. Cosentino has been a director of the Company since February 2007. Rev. Cosentino has been a director of Zedge Holdings, Inc., a subsidiary of the Company, since September 2008 and a member of the National Association of Corporate Directors since March 2009. Rev. Cosentino served on IDT Entertainment’s Board of Directors until it was sold to Liberty Media in 2006. Rev. Cosentino has been the Rector of the Episcopal Church of the Divine Love in Montrose, New York, since 1987. He began his ordained ministry in 1984 as curate (assistant) at St. Elizabeth’s Episcopal Church in Ridgewood, Bergen County, New Jersey. He has also served on the Board of Directors of the Evangelical Fellowship Anglican Communion of New York. Rev. Cosentino has published articles and book reviews for The Episcopal New Yorker, Care & Community, and Evangelical Journal. Rev. Cosentino received a B.A. from Queens College and a M.Div. from General Theological Seminary, New York.

Key Attributes, Experience and Skills:

Rev. Cosentino has strong leadership skills, having served as the Rector of the Episcopal Church of the Divine Love in Montrose, New York, since 1987. As Chairman of the Company’s Corporate Governance Committee, Rev. Cosentino has become well-versed in corporate governance issues by attending seminars and joining the National Association of Corporate Directors in March 2009. Rev. Cosentino’s long tenure as a director of the Company and of its former subsidiary, IDT Entertainment, brings extensive knowledge of our Company to the Board.

Howard S. Jonas founded IDT in August 1990, and has served as Chairman of the Board of Directors since its inception. Howard Jonas has served as Chief Executive Officer of the Company since October 2009 and from December 1991 until July 2001. Howard Jonas served as President of the Company from December 1991 through September 1996, and as Treasurer of the Company from inception through 2002. Howard Jonas serves as the Chairman of the Board of CTM Media Holdings, Inc., a former subsidiary of the Company that was spun off to stockholders in September 2009. Howard Jonas has served as the Co-Vice Chairman of Genie Energy International Corporation since August 2009 and, since January 2011, as the Chairman of the Board of Genie Energy Ltd., a former subsidiary of the Company that was spun off to stockholders in October 2011, and is now a public company whose shares are listed on the New York Stock Exchange. Howard Jonas has also served as the Vice Chairman of the board of directors of IDT Telecom from December 1999 to April 2008, as Co-Chairman since April 2008, and as a director of IDT Capital since September 2004. Howard Jonas served as Co-Chairman of the board of directors of IDT Entertainment from November 2004 until August 2006. From August 2006 until August 2011, Howard Jonas served as a director of Starz Media Holdings, LLC, Starz Media, LLC and Starz Foreign Holdings, LLC, each of which is a subsidiary of Liberty Media Corporation. In addition, Howard Jonas has been a director of IDT Energy since June 2007 and a director of American Shale Oil Corporation since January 2008, each subsidiaries of Genie Energy Ltd. Howard Jonas is also the founder and has been President of Jonas Media Group (formerly Jonas Publishing) since its inception in 1979. Howard Jonas was the Chairman of the board of directors of Net2Phone from October 2001 to October 2004, the Vice Chairman of the board of directors of Net2Phone from October 2004 to June 2006, and has served as the Chairman of Net2Phone since June 2006. Howard Jonas received a B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:

As founder of the Company and Chairman of the Board since its inception, Howard Jonas brings tremendous knowledge of all aspects of our Company and each industry it is involved in to the Board. Howard Jonas’ service as Chief Executive Officer creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the businesses of the Company. In addition, having Howard Jonas on the Board provides our Company with effective leadership.

Bill Pereira has served as a member of the Company’s Board of Directors and as the Chief Executive Officer, President and Co-Chairman of IDT Telecom since October 31, 2011. Mr. Pereira served as Chief Financial Officer of the Company from January 2009 until October 2011, and served as the Treasurer from January 2009 to December 2010. Previously, he served as Executive Vice President of Finance for the Company

from January 2008 to January 2009. Mr. Pereira initially joined the Company in December 2001 when the Company bought Horizon Global Trading, a financial software firm where he was a managing partner. In February 2002, Mr. Pereira joined Winstar Communications, a subsidiary of the Company, as a Senior Vice President of Finance. Mr. Pereira was promoted to CFO of Winstar Communications, a position he held until 2006 when he was named a Senior Vice President of the Company responsible for financial reporting, budgeting and planning. Prior to joining the Company, Mr. Pereira worked for a number of companies in the financial sector, including Prudential Financial, SBC Warburg and UBS. Mr. Pereira received an M.B.A. from the New York University Stern School of Business and a B.S. from Rutgers University.

Key Attributes, Experience and Skills:

Mr. Pereira’s history with the Company, particularly his nearly three-year tenure as Chief Financial Officer of the Company, brings extensive knowledge of the Company’s business divisions. Mr. Pereira’s financial background, coupled with his first-hand knowledge of the Company’s financial reporting and internal audit process, provides financial expertise to the Board. Mr. Pereira’s successful leadership of the Company’s turn-around plan provides valuable insight to the Board.

Judah Schorr has been a director of the Company since December 2006. Mr. Schorr founded Judah Schorr MD PC in 1994, an anesthesia provider to hospitals, ambulatory surgery centers and medical offices, and has been its President and owner since its inception, as well as the President of its subsidiary, Tutto Anesthesia. Dr. Schorr is the Director of Anesthesia Services at Bergen Regional Medical Center, the largest hospital in the state of New Jersey, and the Managing Partner of Chavrusa Realty Corp., a commercial real-estate company in Long Island, New York. Dr. Schorr received his B.S. in Psychology from Brooklyn College and his M.D. from the University of Trieste Faculty of Medicine and Surgery in Italy.

Key Attributes, Experience and Skills:

Through Mr. Schorr’s career as an entrepreneur driving the growth of Judah Schorr MD PC and Chavrusa Realty Corp., he has obtained valuable business and management experience and brings important perspectives on the issues facing the Company. Mr. Schorr’s tenure as a member of the Board and its Compensation, Corporate Governance and Audit Committees brings useful compliance insights to the Board.

The Board of Directors has no reason to believe that any of the persons named above will be unable or unwilling to serve as a director, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors, Director Nominees and Executive Officers

The executive officers, directors, director nominees and Named Executive Officers of the Company are as follows:

Name	Age	Position
Howard S. Jonas	56	Chief Executive Officer, Chairman of the Board of Directors, Director, Director Nominee and Named Executive Officer
Marcelo Fischer	45	Senior Vice President of Finance and Named Executive Officer
Bill Pereira	47	Director, Director Nominee, Chief Executive Officer and President of IDT Telecom, Inc. and Named Executive Officer
Shmuel Jonas	31	Chief Operating Officer and Named Executive Officer
Joyce J. Mason	53	Executive Vice President, General Counsel, Corporate Secretary and Named Executive Officer
Mitch Silberman	44	Chief Accounting Officer and Controller
David Lando	69	Chief Technology Officer
Menachem Ash	40	Executive Vice President of Strategy and Legal Affairs
Liore Alroy	44	Deputy Chairman, Former Executive Vice President and Named Executive Officer and
Lawrence Bathgate	73	Director and Director Nominee
Eric F. Cosentino	55	Director and Director Nominee
Judah Schorr	60	Director and Director Nominee

Set forth below is biographical information with respect to the Company’s current executive officers and named executive officers, except Howard S. Jonas and Bill Pereira, whose information is set forth above in Proposal No. 1:

Marcelo Fischer has served as the Company’s Senior Vice President–Finance (the Company’s principal financial officer position) since October 31, 2011 and as Chief Financial Officer of IDT Telecom since June 2007. Mr. Fischer has also served as the Company’s Senior Vice President of Finance from March 2007 to June 2007. Mr. Fischer served as the Company’s Chief Financial Officer and Treasurer from June 2006 to March 2007, as the Company’s Controller from May 2001 until June 2006, and as Chief Accounting Officer from December 2001 until June 2006. Prior to joining the Company, Mr. Fischer was the Corporate Controller of Viatel, Inc. from 1999 until 2001. From 1998 through 1999, Mr. Fischer was the Controller of the Consumer International Division of Revlon, Inc. From 1991 through 1998, Mr. Fischer held various accounting and finance positions at Colgate-Palmolive Corporation. Mr. Fischer, a Certified Public Accountant, received an M.B.A. from the New York University Stern School of Business and a B.A. from the University of Maryland.

Samuel (Shmuel) Jonas has served as Chief Operating Officer of the Company since June 2010. Shmuel Jonas joined the Company in June 2008 and served as a Vice President until June 2009 when he was elected to serve as the Company’s Vice President of Operations. From 2004 to the present, Shmuel Jonas has been the managing member of Arlington Suites, LLC, manager of a thirty million dollar mixed-use ground up development project in the Bronx, New York. From 2006 through 2008, Shmuel Jonas was a partner in a 160-unit garden apartment complex in Memphis, Tennessee. Between 2004 and 2005, Shmuel Jonas owned and operated various businesses in the food industry, including BID Distribution, a distributor and marketer of frozen desserts to grocery stores and food service operations.

Joyce J. Mason has served as an Executive Vice President of the Company since December 1998 and as General Counsel and Corporate Secretary of the Company since its inception. Ms. Mason also served as a director of the Company from its inception until December 2006. In addition, Ms. Mason is currently a director of Zedge Holdings, Inc., a subsidiary of the Company, and she also served as a director of IDT Telecom from December 1999 until May 2001 and as a director of Net2Phone from October 2001 until October 2004. Prior to joining the Company, Ms. Mason had been in private legal practice. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School.

Mitch Silberman has served as the Company’s Chief Accounting Officer and Controller since June 2006. Mr. Silberman joined the Company in October 2002 as Director of Financial Reporting until his promotion to Assistant Controller in October 2003. Prior to joining the Company, Mr. Silberman was a senior manager at KPMG LLP, where he served in the firm’s Biotechnology and Pharmaceutical practice. Prior to KPMG, Mr. Silberman worked for Grant Thornton LLP, serving in the firm’s Telecommunications, Service and Technology practice. Mr. Silberman, a Certified Public Accountant, received a Bachelor of Science in Accounting from Brooklyn College.

David J. Lando has served as the Company’s Chief Technology Officer (CTO) since September 2012. Dr. Lando has served as IDT Telecom’s Executive VP, Technology and CTO since March 2007. From 2002 until 2006, he was the Chief Operating Officer of Net2Phone, an affiliate of the Company that was fully acquired by the Company in March 2006. Prior to joining Net2Phone, Dr. Lando was the Engineering VP of Bell Labs—Lucent Technology. From October 1969 through December 2001, Dr. Lando held various research, development, management and executive positions in AT&T Microelectronics and Bell Labs. He also served as a board member of the Semiconductor Research Consortium and as the Chairman of NEMI (US National Electronic Manufacturing). Dr. Lando received a BA degree in Chemistry from Yeshiva University and MSc. & Ph.D. degrees in Physical chemistry from the University of Washington. He is also a graduate of the Harvard Graduate School of Business’s Boston, Massachusetts Advanced Management Program.

Menachem Ash has served as the Company’s Executive Vice President of Strategy and Legal Affairs since October 2012. Mr. Ash served as the head of the Company’s legal department from June 2011 to October 2012. Mr. Ash has served as senior counsel to several IDT divisions since he joined the Company in July 2004, including IDT Telecom and IDT Carmel. Prior to joining the Company, Mr. Ash served as General Counsel to Telstar International, Inc., a telecommunications services provider. Mr. Ash also worked at KPMG as a senior associate in its tax group focusing on financial services and technology companies. He is a graduate of Brooklyn College and the Benjamin N. Cardozo School of Law.

Liore Alroy has served as Deputy Chairman of the Company since October 28, 2011. Mr. Alroy served as an Executive Vice President of the Company from December 2007 to October 2011. Mr. Alroy has served as the Chief Executive Officer, President and Co-Chairman of IDT Telecom from April 2008 until October 2011. Since October 2004, he has served as the Chief Executive Officer and a Director of Net2Phone, which was an affiliate of the Company that was fully acquired by the Company in March 2006. Mr. Alroy joined the Company in 2001 and has since served in various capacities with the Company and its affiliates, including as a Senior Vice President for Strategic Initiatives. He is a graduate of Cornell University and Columbia University Law School.

Relationships among Directors or Executive Officers

Mr. Howard S. Jonas and Ms. Joyce J. Mason are brother and sister. Mr. Howard Jonas and Mr. Shmuel Jonas are father and son. Ms. Joyce J. Mason and Mr. Shmuel Jonas are aunt and nephew. There are no other familial relationships among any of the directors or executive officers of the Company.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to cast an advisory vote on the compensation of the “Named Executive Officers” identified in the 2012 Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement. This vote is advisory and not binding on the Company; however, it will provide feedback concerning our executive compensation program.

As noted in the Compensation Discussion and Analysis included in the “Executive Compensation” section of this Proxy Statement, the Compensation Committee believes that our executive compensation program implements and achieves the goals of our executive compensation philosophy. That philosophy, which is set by the Compensation Committee, is designed to attract and retain qualified and motivated personnel and align their interests with the short-term and long-term goals of the Company and with the best interests of our stockholders. Our compensation philosophy is to provide compensation to attract the individuals necessary for our current needs and growth initiatives, and provide them with the proper incentives to motivate those individuals to achieve our long-term plans.

The three broad components of our executive officer compensation are base salary, annual cash incentive bonuses awards, and long term equity-based incentive awards. The Compensation Committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the Compensation Committee, in conjunction with our Board of Directors, reviews the relationship of executive compensation to corporate performance generally and with respect to specific enumerated goals that are established by the Compensation Committee early in each fiscal year. The Compensation Committee believes that our current compensation plans are competitive and reasonable.

Further details concerning how we implement our philosophy and goals, and how we apply the above principles to our compensation program, are provided in the Compensation, Discussion and Analysis above. In particular, we discuss how we set compensation targets and other objectives and evaluate performance against those targets and objectives to assure that performance is appropriately rewarded.

The compensation of our Named Executive Officers was set by our Compensation Committee of the Board of Directors of IDT Corporation after discussions with management about the recommended levels and components of compensation for each of the individuals.

Stockholders are urged to read the Compensation, Discussion and Analysis and other information in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee and the Board of Directors believe that the information provided in that section demonstrates that our executive compensation program aligns our executives’ compensation with IDT’s short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are crucial to IDT’s long-term success. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of IDT Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote. The Compensation Committee will consider stockholders’ concerns and take them into account in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS STATED IN THE ABOVE RESOLUTION.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to seeking our stockholders’ advisory vote on the compensation of our Named Executive Officers, we are asking our stockholders to express a preference as to how frequently future advisory votes on executive compensation should take place. As required by Section 14A of the Securities Exchange Act of 1934, we are giving stockholders the opportunity to express a preference to cast such advisory votes annually, every two years or every three years; stockholders also have the option to abstain from voting on this matter. For the reasons discussed below, the Board of Directors recommends that advisory votes on executive compensation take place every three years.

The Board believes that a vote every three years provides adequate assurance that the Board of Directors and the Compensation Committee remain accountable for executive compensation decisions on a frequent basis.

Accordingly, our Board believes that an advisory vote every three years is preferable, as it would foster a long-term approach to evaluating our executive compensation program while maintaining accountability for executive compensation decisions. If a plurality of the votes cast on this matter at the Annual Meeting is cast in favor of advisory votes on executive compensation every three years, the Company would adopt this approach. On this basis, the next advisory vote on executive compensation, would take place at the Company’s 2015 Annual Meeting.

Although the frequency vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Board and the Compensation Committee will consider stockholders’ views and take them into account in determining the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “THREE YEARS” ON THE PROPOSAL CONCERNING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

Grant Thornton LLP was the Company’s independent registered public accounting firm for Fiscal 2012 and has served the Company as its independent registered public accounting firm since March 26, 2008. The Audit Committee intends to invite Grant Thornton LLP and other independent registered public accounting firms to be considered for the engagement to serve as the Company’s independent registered public accounting firm for the remainder of Fiscal 2013. The Company, therefore, is not asking stockholders to ratify at the Annual Meeting the appointment of Grant Thornton LLP or any other firm as the Company’s independent registered public accounting firm for the Fiscal Year ending July 31, 2013.

We expect that representatives for Grant Thornton will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as they may desire.

Audit and Non-Audit Fees

The following table presents fees billed for professional services rendered by Grant Thornton LLP for the Fiscal Years ended July 31, 2012 and July 31, 2011.

Fiscal Year Ended July 31	2012	2011
Audit Fees(1)	$1,134,490	$1,559,000
Audit Related Fees(2)	140,050	175,600
Tax Fees	67,718	26,120
All Other Fees	—	—

Total	$1,342,258	$1,760,720

(1)	Audit Fees consist of fees for the audit of the Company’s financial statements, as well as fees for the audits of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting.
(2)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, and all such services were approved by the Audit Committee in Fiscal 2012 and Fiscal 2011.

The Audit Committee assesses requests for services by the independent registered public accounting firm using several factors. The Audit Committee will consider whether such services are consistent with the PCAOB’s and SEC’s rules on auditor independence. In addition, the Audit Committee will determine whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service based upon the members’ familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which can be found on the Company’s website at www.idt.net. The Committee reviews the charter on an annual basis. The Board of Directors annually reviews the NYSE listing standards’ definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard. The Board of Directors has also determined that Lawrence E. Bathgate, II qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for Fiscal 2012, Grant Thornton LLP, is responsible for performing independent audits of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the Fiscal Year ended July 31, 2012, as well as the effectiveness of the Company’s internal controls over financial reporting as of July 31, 2012, and has discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Grant Thornton LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lawrence E. Bathgate, II, Chairman
Eric Cosentino
Judah Schorr

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Act, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report, as well as any charters op policies referenced within this Proxy Statement, shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Act or under the Exchange Act.

OTHER INFORMATION

Submission of Proposals for the 2013 Meeting of Stockholders

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials in connection with the 2013 annual meeting of stockholders must submit such proposals in writing to the General Counsel and Corporate Secretary of the Company at 520 Broad Street, Newark, New Jersey 07102, which proposals must be received at such address no later than July 11, 2013. In addition, any stockholder proposal submitted with respect to the Company’s 2013 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s General Counsel and Corporate Secretary after September 24, 2013.

Availability of Annual Report on Form 10-K

Additional copies of the Company’s Annual Report on form 10-K may be obtained by contacting Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102, or may be requested through the Investor Relations section of our website: http://www.idt.net/about/ir/overview.asp under the Request Info tab.

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies granted will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

November 7, 2012

Joyce Mason Executive Vice President, General Counsel and Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

IDT CORPORATION

December 17, 2012

Important Notice Regarding the Availability of Proxy Materials for the IDT Corporation

Stockholders Meeting to be Held on December 17, 2012:

The Notice of Annual Meeting and Proxy Statement and Proxy Statement and the 2012 Annual Report are available at:

http://www.idt.net/about/ir/overview.asp

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES, “FOR” PROPOSAL 2 AND FOR “THREE YEARS” ON PROPOSAL 3.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Election of Directors: NOMINEES:				2. Advisory vote on executive compensation.	☐	☐	☐
Lawrence E. Bathgate, II	☐	☐	☐
Eric F. Cosentino	☐	☐	☐		1 Yr	2 Yrs	3 Yrs	ABSTAIN
Howard S. Jonas	☐	☐	☐	3. Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
Bill Pereira	☐	☐	☐
Judah Schorr	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Stockholder	Date: , 2012	Signature of Stockholder	Date: , 2012

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution

If you would like to receive future IDT CORPORATION proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via e-Mail and provide your e-mail address.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

IDT CORPORATION

520 Broad Street, Newark, New Jersey 07102

(973) 438-1000

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 17, 2012

The undersigned appoints Howard S. Jonas and Joyce J. Mason, or either one of them, as the proxy of the undersigned with full power of substitution to attend and vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of IDT Corporation to be held at the Hampton Inn & Suites Newark Riverwalk Hotel, 100 Passaic Ave, Harrison, New Jersey 07029 on December 17, 2012 at 10:30 a.m., and any adjournment or postponement of the Annual Meeting, according to the number of votes the undersigned would be entitled to cast if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all other business that may come before the Annual Meeting, except as otherwise indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR “THREE YEARS” ON PROPOSAL 3 LISTED ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

IDT CORPORATION

December 17, 2012

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com until 11:59 PM Eastern Time the day before the cut-off or meeting date.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES, “FOR” PROPOSAL 2 AND FOR “THREE YEARS” ON PROPOSAL 3.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Election of Directors: NOMINEES:				2. Advisory vote on executive compensation.	☐	☐	☐
Lawrence E. Bathgate, II	☐	☐	☐
Eric F. Cosentino	☐	☐	☐		1 Yr	2 Yrs	3 Yrs	ABSTAIN
Howard S. Jonas	☐	☐	☐	3. Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
Bill Pereira	☐	☐	☐
Judah Schorr	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Stockholder	Date: , 2012	Signature of Stockholder	Date: , 2012

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.